PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 9, 1997)

                                1,875,000 SHARES                          [LOGO]
                    MID-AMERICA APARTMENT COMMUNITIES, INC.
                   8 7/8% SERIES B CUMULATIVE PREFERRED STOCK
                      LIQUIDATION PREFERENCE $25 PER SHARE
                            ------------------------

    Dividends on the 8 7/8% Series B Cumulative Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), of Mid-America Apartment Communities, Inc. (the "Company") are cumulative from the date of original issue and are payable monthly, in arrears, on the fifteenth day of each month at the rate of 8 7/8% per annum of the $25 liquidation preference per share (equivalent to a fixed annual amount of $2.21875 per share) to shareholders of record as they appear in the stock records of the Company at the close of business on the first day of such month. The first record date for determination of shareholders entitled to receive dividends on the Series B Preferred Stock is expected to be December 1, 1997. See "Description of Series B Preferred
Stock -- Dividends."

    Except in certain circumstances relating to preservation of the Company's qualification as a real estate investment trust (a "REIT"), the Series B Preferred Stock is not redeemable prior to December 1, 2002. On and after such date, the Series B Preferred Stock may be redeemed for cash at the option of the Company, in whole or in part, at a redemption price of $25 per share, plus accrued and unpaid dividends thereon, if any, up to the redemption date. The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities of the Company. See "Description of Series B Preferred
Stock -- Maturity" and "-- Redemption."

    In order to ensure that the Company continues to meet the requirements for qualification as a REIT for federal income tax purposes, shares of the Series B Preferred Stock shall be deemed "Excess Shares" pursuant to the Company's charter if a holder owns more than 9.9% in value of the Company's outstanding capital stock, and the Company will have the right to purchase Excess Shares from the holder. See "Description of Series B Preferred Stock -- Restrictions on Ownership."

    The Company has applied to list the Series B Preferred Stock on the New York Stock Exchange ("NYSE") under the symbol "MAA PrB." If approved, trading of the Series B Preferred Stock on the NYSE is expected to commence within a 30-day period after the initial delivery of the Series B Preferred Stock. The Underwriters have advised the Company that each intends to make a market in the Series B Preferred Stock prior to the commencement of trading on the NYSE, but is not obligated to do so and may discontinue market making at any time without notice. See "Underwriting."

    SEE "RISK FACTORS" BEGINNING ON PAGE S-11 OF THIS PROSPECTUS SUPPLEMENT
AND ON PAGE 7 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SERIES B PREFERRED STOCK OFFERED HEREBY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
        OR THE ACCOMPANYING PROSPECTUS. ANY            REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                        UNDERWRITING DISCOUNTS    PROCEEDS TO
                 PRICE TO PUBLIC          AND COMMISSIONS(1)       COMPANY(2)
-----------------------------------------------------------------------------
Per Share....         $25.00                    $.7875              $24.2125
Total(3).....      $46,875,000                $1,476,563          $45,398,437

(1) The Company and its principal subsidiary, Mid-America Apartments, L.P., have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $150,000.

(3) The Company has granted the Underwriters an option for 30 days to purchase up to an additional 281,250 shares of Series B Preferred Stock on the same terms set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $53,906,250, $1,698,047 and $52,208,203, respectively.

                            ------------------------

    The shares of Series B Preferred Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that delivery of the shares of Series B Preferred Stock will be made through the facilities of The Depository Trust Company, New York, New York, on or about November 19, 1997.

MORGAN KEEGAN & COMPANY, INC.
                                  J.C. BRADFORD & CO.
                                                RAYMOND JAMES & ASSOCIATES, INC.

                               November 14, 1997

           [MAP SHOWING MID-AMERICA APARTMENT COMMUNITIES LOCATIONS]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES B PREFERRED STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER- ALLOT IN CONNECTION WITH THE SERIES B PREFERRED STOCK OFFERING AND MAY BID FOR AND PURCHASE SHARES OF SERIES B PREFERRED STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR INCORPORATED HEREIN AND THEREIN BY REFERENCE. UNLESS THE CONTEXT OTHERWISE REQUIRES, AS USED HEREIN, THE TERM "COMPANY" SHALL MEAN AND REFER TO THE BUSINESS AND ASSETS OF MID-AMERICA APARTMENT COMMUNITIES, INC., ITS PREDECESSOR AND THOSE ENTITIES OWNED OR CONTROLLED THEREBY (THE "SUBSIDIARIES"), INCLUDING MID-AMERICA APARTMENTS, L.P. (THE "OPERATING PARTNERSHIP").

     THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INCLUDING DOCUMENTS INCORPORATED HEREIN AND THEREIN BY REFERENCE, CONTAIN "FORWARD-LOOKING" STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE
SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND SECTION 21E OF
THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"),
INCLUDING, BUT NOT LIMITED TO, THOSE PARAGRAPHS RELATING TO THE DEVELOPMENT, STABILIZATION AND ACQUISITION OF APARTMENT COMMUNITIES AND THE ACQUISITION OF FLOURNOY DEVELOPMENT COMPANY ("FDC") AND CERTAIN RELATED ENTITIES
(COLLECTIVELY, THE "FLOURNOY PROPERTIES GROUP" OR "FPG") CONTAINED HEREIN
AND IN THE ACCOMPANYING PROSPECTUS. THESE STATEMENTS REPRESENT THE COMPANY'S JUDGMENT AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL OPERATING RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER INCLUDE, BUT ARE NOT LIMITED TO, THE FACTORS IDENTIFIED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FACTORS LISTED IN THE REGISTRATION STATEMENT ON FORM S-3 IN WHICH THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE INCLUDED, THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, AND THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED MARCH 31, 1997, JUNE 30, 1997, AND SEPTEMBER 30, 1997, WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

                                  THE COMPANY

     The Company is a Memphis, Tennessee-based self-administered and self-managed umbrella partnership real estate investment trust ("UPREIT") which, as of September 30, 1997, owned and operated 82 apartment communities containing 22,085 apartment units in 12 states (the "Communities"). As measured by the number of apartment units owned, the Company is the sixth largest apartment real estate investment trust ("REIT") in the United States.

     Founded in 1977 by George E. Cates, the Company's Chairman of the Board of Directors and Chief Executive Officer, the Company's predecessor grew from an operator of a single 252-unit apartment community in Memphis, Tennessee into a fully-integrated owner and operator of 5,580 apartment units in 22 apartment communities in four southeastern states immediately prior to the Company's initial public offering in February 1994 (the "Initial Offering"). From the time of the Initial Offering through September 30, 1997, the Company's portfolio had increased by 60 apartment communities containing 16,505 apartment units.

     The Company seeks to acquire apartment communities appealing to middle and upper income residents primarily in mid-size cities in the southeastern United States and Texas. Approximately 67% of the Company's apartment units are located in Tennessee, Georgia, Florida and Texas markets. After consummation of the acquisition of the Flournoy Properties Group, approximately 72% of the Company apartment units will be located in the Tennessee, Georgia, Florida and Texas markets. The Company's strategic focus is to provide its residents high quality apartment units in attractive community settings, characterized by extensive landscaping and attention to aesthetic detail. The Company utilizes its experience and expertise in maintenance, landscaping, marketing and management to effectively "reposition" many of the apartment communities it acquires to raise occupancy levels and per unit average rentals. The following table sets forth certain operating data regarding the Company for the periods indicated.

                                         1996       1995       1994
                                       ---------  ---------  ---------
Apartment units at year end..........     19,280     18,220     14,333
Average monthly rental per apartment
  unit at year end...................       $529       $508       $482
Average occupancy for the year.......       95.4%      95.2%      95.5%

     As of October 31, 1997, the executive officers and directors of the Company beneficially owned approximately 11.1% of the combined outstanding Common Stock and common units of limited partnership interest ("Common Units") in the Operating Partnership. After consummation of the acquisition of the Flournoy Properties Group, such ownership will increase to approximately 16.8%. Stock and other incentive compensation plans are used to motivate employees to meet long-term management goals that are consistent with creating value for the Company's shareholders.

     The Company's principal executive offices are located at 6584 Poplar Avenue, Suite 340, Memphis, Tennessee 38138 and its telephone number is (901) 682-6600.

                              RECENT DEVELOPMENTS

PENDING TRANSACTION WITH FLOURNOY PROPERTIES GROUP

     On September 17, 1997, the Company, the Operating Partnership and FDC entered into an Agreement and Plan of Reorganization (the "Plan of Reorganization") pursuant to which FDC will merge with and into the Company (the "FDC Merger") and the Company and the Operating Partnership will acquire all the assets of the Flournoy Properties Group through a series of merger, exchange and purchase transactions (the "Reorganization"). The Flournoy Properties Group owns and operates 32 apartment communities containing an aggregate of 8,641 apartment units, including 950 units under construction, located primarily in Georgia, Florida, South Carolina and Tennessee (the "FDC Communities"). Completion of the Reorganization is conditioned upon certain consents and approvals and certain other closing conditions. The Company will also acquire FDC's construction, development and management businesses.

     As consideration for the transfer of the assets of the Flournoy Properties Group to the Company and the Operating Partnership, upon consummation of the Reorganization, the Company shall issue to the shareholders of FDC an aggregate of 1,556,510 shares of Common Stock as consideration for the FDC Merger, and the Operating Partnership shall issue to the partners of the several partnerships holding the remaining assets included in the Flournoy Properties Group an aggregate of 481,704 Class A Common Units of limited partnership interests in the Operating Partnership. In addition, in connection with the Reorganization, the Company and the Operating Partnership are obligated under the Plan of Reorganization to repay at the time of closing certain indebtedness of the Flournoy Properties Group, which at September 30, 1997 totaled approximately $213.1 million, and shall assume (either expressly or by operation of law) certain indebtedness of the Flournoy Properties Group, which at September 30, 1997 totaled approximately $93.3 million. Finally, the Operating Partnership shall acquire certain properties of the Flournoy Properties Group for aggregate consideration of approximately $29.6 million in cash. The Company currently expects to spend approximately $11 million in capital expenditures to reposition certain of the apartment communities acquired in the Reorganization.

     The Company may issue to shareholders of FDC additional shares of Common Stock of the Company having a value of up to $7.5 million ("Contingent Value Shares") if certain financial performance standards are met by the Company during calendar years 1998, 1999 and 2000. When and if issued, the Contingent Value Shares will be recorded as additional purchase consideration based upon the fair value of the Common Stock at the date of issuance.

     Upon completion of the Reorganization, John F. Flournoy, the Chairman of the Board and Chief Executive Officer of FDC, will become a director of the Company and W. Randall Jones, President of FDC, will become an advisory member of the Company's Board of Directors. The Company has completed substantially all of its due diligence with respect to, and has obtained approval from the Company's Board of Directors for the Reorganization. See "Risk Factors" in this Prospectus Supplement for a description of certain risks associated with the Reorganization.

ACQUISITIONS UNDER NEGOTIATION

     The Company is negotiating with various sellers for the acquisition of additional apartment communities. The Company is a party to non-binding letters of intent relating to several of such potential acquisitions, and the execution of definitive contracts and the completion of such acquisitions is conditioned upon, among other things, Board of Directors approvals and the completion of satisfactory due diligence. Due to the preliminary status of such negotiations and evaluations, there can be no assurance that any of such apartment communities will be acquired.

COMPLETED ACQUISITION

     On November 3, 1997, the Company acquired the Hermitage at Beechtree apartment community containing 194 apartment units in Cary, North Carolina for a purchase price of $8.9 million, excluding customary closing costs. The purchase price was funded by borrowings incurred under the Company's line of credit.

     On November 12, 1997, the Company acquired the Sterling Ridge apartment community containing 192 apartment units in Augusta, Georgia for a purchase price of $7.7 million, comprised of $2.9 million in cash and a bond assumption of $4.8 million. The cash portion of the purchase price was funded by borrowings incurred under the Company's line of credit.

FINANCING TRANSACTIONS

     The Company has entered into a commitment letter with Morgan Stanley Mortgage Capital Inc. ("MS Mortgage Capital") pursuant to which MS Mortgage Capital has agreed to loan up to $140 million to a newly-formed special purpose subsidiary limited partnership of the Company (the "Special Purpose Subsidiary") pursuant to the terms of a short-term promissory note (the
"Bridge Loan"). The Bridge Loan will mature 90 days after funding (the
"Bridge Maturity Date") but in no event later than February 16, 1998, provided that the Special Purpose Subsidiary may extend the maturity for up to an additional 90 days to a date not later than May 15, 1998. The Bridge Loan will bear interest at the one-month LIBOR plus 1.0%, payable monthly. After the Bridge Maturity Date, the interest rate shall be LIBOR plus 5.0%. The Bridge Loan will be secured by 21 of the Communities, which will be contributed by the Operating Partnership to the Special Purpose Subsidiary and five FDC Communities, which will be acquired by the Special Purpose Subsidiary in the Reorganization. The Operating Partnership will be the sole limited partner of the Special Purpose Subsidiary, and a wholly-owned special purpose subsidiary corporation of the Company will be the sole general partner of the Special Purpose Subsidiary. The net proceeds from the Bridge Loan will be utilized to repay existing borrowings under the Company's line of credit and certain indebtedness in connection with the Reorganization. Pursuant to the trust indenture under which the Bridge Loan will be issued, the Special Purpose Subsidiary may issue its First Mortgage Bonds in exchange or substitution for the Bridge Loan. After the issuance of the First Mortgage Bonds in exchange for the Bridge Loan and upon the satisfaction of certain conditions, the Special Purpose Subsidiary may merge with and into the Operating Partnership, at which time the First Mortgage Bonds will become the unsecured general obligations of the Operating Partnership. Moreover, the Company has entered into commitment letters pursuant to which it intends to borrow an aggregate of up to approximately $147.5 million from various lenders which will be used for property acquisitions and for general corporate purposes. Such commitments include (i) a revolving credit line of approximately $100 million, which will accrue interest at a variable rate and will be secured by certain Communities and FDC Communities, and (ii) a term loan of approximately $47.5 million which will accrue interest at a fixed rate, will mature in 2004, and will be secured by certain Communities and FDC Communities.

                                  COMMUNITIES

     The following is a list of the Communities owned by the Company at September 30, 1997:

              COMMUNITY                     LOCATION       # OF UNITS
-------------------------------------  ------------------  ----------
ARKANSAS
Calais Forest                          Little Rock              260
Napa Valley(1)                         Little Rock              240
Westside Creek I(1)                    Little Rock              142
Westside Creek II                      Little Rock              166
Whispering Oaks                        Little Rock              206
                                                           ----------
                                                              1,014
FLORIDA
Tiffany Oaks(1)                        Altamonte Springs        288
Marsh Oaks(1)                          Atlantic Beach           120
Anatole                                Daytona Beach            208
Coopers Hawk                           Jacksonville             208
Hunters Ridge at Deerwood              Jacksonville             336
Lakeside(1)                            Jacksonville             416
The St. Augustine                      Jacksonville             400
Woodbridge at the Lake                 Jacksonville             188
Woodhollow                             Jacksonville             450
The Savannahs                          Melbourne                256
Belmere(1)                             Tampa                    210
Sailwinds at Lake Magdalene
                                       Tampa                    798
                                                           ----------
                                                              3,878
GEORGIA
Shenandoah Ridge(1)                    Augusta                  272
Hollybrook                             Dalton                   158
Austin Chase                           Macon                    256
                                                           ----------
                                                                686
KENTUCKY
Fairways at Hartland                   Bowling Green            240
Lakepointe(1)                          Lexington                118
The Mansion                            Lexington                184
The Village(1)                         Lexington                252
Stonemill Village                      Louisville               384
                                                           ----------
                                                              1,178
MISSOURI
Canyon Creek                           St. Louis                320

MISSISSIPPI
Riverhills                             Grenada                   96
Lakeshore Landing                      Jackson                  196
Pear Orchard(1)                        Jackson                  389
Pine Trails                            Jackson                  120
Reflection Pointe                      Jackson                  296
Somerset Place(1)                      Jackson                  144
The Advantages                         Jackson                  252
Woodridge                              Jackson                  192
Crosswinds(1)                          Jackson                  360
                                                           ----------
                                                              2,045
NORTH CAROLINA
Woodstream                             Greensboro               304
The Corners at Crystal Lake
                                       Winston-Salem            240
                                                           ----------
                                                                544
OHIO
Fairways at Royal Oak(1)               Cincinnati               214


              COMMUNITY                     LOCATION       # OF UNITS
-------------------------------------  ------------------  ----------
SOUTH CAROLINA
Woodwinds                              Aiken                    144
Tanglewood                             Anderson                 168
The Fairways                           Columbia                 240
Highland Ridge                         Greenville               168
Howell Commons(1)                      Greenville               348
Park Haywood(1)                        Greenville               208
Spring Creek                           Greenville               208
Runaway Bay                            Mt. Pleasant             208
                                                           ----------
                                                              1,692
TENNESSEE
Hamilton Pointe                        Chattanooga              361
Hidden Creek                           Chattanooga              300
Steeplechase(1)                        Chattanooga              108
Post House Jackson                     Jackson                  150
Post House North                       Jackson                  144
The Oaks                               Jackson                  100
Williamsburg Village(1)                Jackson                  148
Woods at Post House                    Jackson                  122
Cedar Mill                             Memphis                  276
Clearbrook Village                     Memphis                  176
Eastview                               Memphis                  432
Greenbrook                             Memphis                1,031
Hickory Farm                           Memphis                  200
Kirby Station(1)                       Memphis                  371
Lincoln on the Green(3)                Memphis                  444
McKellar Woods                         Memphis                  624
Gleneagles                             Memphis                  184
Savannah Creek(1)(2)                   Memphis                  204
Sutton Place(1)(2)                     Memphis                  252
The Crossings                          Memphis                   80
The Park Estate                        Memphis                   82
Winchester Square                      Memphis                  253
Brentwood Downs                        Nashville                286
Park at Hermitage                      Nashville                440
                                                           ----------
                                                              6,768
TEXAS
Balcones Woods                         Austin                   384
Stassney Woods                         Austin                   288
The Woods                              Austin                   278
Travis Station                         Austin                   304
Redford Park                           Conroe                   212
Celery Stalk                           Dallas                   410
The Lodge at Timberglen                Dallas                   260
MacArthur Ridge                        Irving                   248
Westborough Crossing                   Katy                     274
Lane at Towne Crossing                 Mesquite                 384
Cypresswood Court                      Spring                   208
Green Tree Place                       Woodlands                200
                                                           ----------
                                                              3,450
VIRGINIA
The Township                           Hampton                  296
                                                           ----------
Total Apartment Units....................................    22,085
                                                           ==========

------------
(1) Indicates Communities to be contributed to the Special Purpose Subsidiary. See "Recent Developments -- Financing Transactions."
(2) These communities are located in DeSoto County, Mississippi, a suburb of Memphis, Tennessee. The Company considers these communities a part of the Memphis, Tennessee market.
(3) Includes 60 units of a 234-unit expansion scheduled to be completed during the fourth quarter of 1997.

                                FDC COMMUNITIES

     The following table sets forth certain information regarding the FDC Communities at September 30, 1997:

              COMMUNITY                    LOCATION      # OF UNITS
-------------------------------------  ----------------  ----------
ALABAMA
Paddock Club Huntsville I              Huntsville             200
Paddock Club
  Huntsville II(2)                     Huntsville             192
                                                         ----------
                                                              392

FLORIDA
Paddock Club Brandon I                 Brandon                308
Paddock Club Jacksonville I            Jacksonville           200
Paddock Club Jacksonville II           Jacksonville           120
Paddock Club
  Jacksonville III                     Jacksonville           120
Paddock Club Mandarin(2)               Jacksonville           288
Paddock Club Lakeland I                Lakeland               200
Paddock Club Lakeland II               Lakeland               264
Paddock Park Ocala I                   Ocala                  200
Paddock Park Ocala II                  Ocala                  280
Paddock Club Tallahassee I             Tallahassee            192
Paddock Club Tallahassee II            Tallahassee            112
                                                         ----------
                                                            2,284
GEORGIA
Hidden Oaks I                          Albany                 128
Hidden Oaks II                         Albany                 112
Regency Club                           Albany                 100
High Ridge(1)                          Athens                 160
Westbury Creek                         Augusta                120
Fountain Lake                          Brunswick              100
Terraces at Towne Lake I               Cherokee County        264
Parkwalk                               College Park           124
2000 Wynton                            Columbus                72
Whisperwood                            Columbus               506
Whisperwood Spa & Club                 Columbus               348


              COMMUNITY                    LOCATION      # OF UNITS
-------------------------------------  ----------------  ----------
GEORGIA -- CONTINUED
Whisperwood Spa II(2)                  Columbus               154
Willow Creek(1)                        Columbus               285
Riverwind                              Columbus                44
Terraces at Fieldstone(2)              Conyers                316
Whispering Pines I                     LaGrange               120
Whispering Pines II                    LaGrange                96
Westbury Springs                       Lilburn                150
The Vistas                             Macon                  144
Wildwood I                             Thomasville            120
Wildwood II                            Thomasville             96
Hidden Lake I                          Union City             160
Hidden Lake II(1)                      Union City             160
Three Oaks I                           Valdosta               120
Three Oaks II                          Valdosta               120
Southland Station I(1)                 Warner Robins          160
Southland Station II                   Warner Robins          144
                                                         ----------
                                                            4,423
KENTUCKY
Paddock Club Florence                  Florence               200

SOUTH CAROLINA
Paddock Club Columbia I                Columbia               200
Paddock Club Columbia II               Columbia               136
Paddock Club Greenville                Greenville             208
Park Place(1)                          Spartanburg            184
                                                         ----------
                                                              728
TENNESSEE
Windridge                              Chattanooga            174
River Trace I                          Memphis                244
River Trace II                         Memphis                196
                                                         ----------
                                                              614
Total Apartment Units..................................     8,641
                                                         ==========

------------

(1) Indicates FDC Communities to be contributed to the Special Purpose Subsidiary. See "Recent Developments -- Financing Transactions."

(2) Under construction.

                                  THE OFFERING

Securities Offered........... 1,875,000 shares of 8 7/8% Series B
                              Cumulative Preferred Stock (the
                              "Series B Preferred Stock")
                              (2,156,250 shares if the
                              Underwriters' over-allotment option
                              is exercised in full). The Company
                              has applied to list the Series B
                              Preferred Stock on the NYSE under the
                              symbol "MAA PrB." See "Under-
                              writing."

Maturity..................... The Series B Preferred Stock has no
                              stated maturity and will not be
                              subject to any sinking fund or
                              mandatory redemption. See
                              "Description of Series B Preferred
                              Stock -- Maturity."

Use of Proceeds.............. The Company will contribute the net proceeds of the Offering to the
                              Operating Partnership. The Operating
                              Partnership will use the funds to
                              fund the cash portion of the purchase
                              price for the Reorganization and to
                              repay certain indebtedness of the
                              Flournoy Properties Group after
                              consummation of the Reorganization.
                              See "Use of Proceeds."

Ranking...................... With respect to the payment of dividends and amounts upon
                              liquidation, the Series B Preferred
                              Stock will rank on a parity with the
                              Company's 9.5% Series A Cumulative
                              Preferred Stock, $25 liquidation
                              preference per share (the "Series A
                              Preferred Stock") and senior to the
                              Company's common stock, par value
                              $.01 per share ("Common Stock"),
                              which are the only classes of capital
                              stock of the Company currently
                              outstanding. See "Description of
                              Series B Preferred
                              Stock -- Dividends," " -- Rank"
                              and " -- Liquidation Preference."

Dividends.................... Dividends on the Series B Preferred
                              Stock are cumulative from the date of
                              original issue and are payable
                              monthly on or before the 15th day of
                              each month to shareholders of record
                              on the first day of such month,
                              commencing on December 15, 1997, at
                              the rate of 8 7/8% per annum of the
                              $25 liquidation preference (the
                              "Liquidation Preference") per share
                              (equivalent to a fixed annual amount
                              of $2.21875 per share). See
                              "Description of Series B Preferred
                              Stock -- Dividends."

Liquidation Preference....... Equal to $25 per share of Series B
                              Preferred Stock, plus an amount equal
                              to accrued and unpaid dividends
                              (whether or not declared). See
                              "Description of Series B Preferred
                              Stock -- Liquidation Preference."

Redemption................... Except in certain circumstances relating to the preservation of the
                              Company's status as a REIT, the
                              Series B Preferred Stock is not
                              redeemable prior to December 1, 2002.
                              On and after such date, the Series B
                              Preferred Stock will be redeemable
                              for cash at the option of the
                              Company, in whole or in part, at a
                              redemption price of $25 per share,
                              plus dividends accrued and unpaid to
                              the redemption date. See
                              "Description of Series B Preferred
                              Stock -- Redemption."

Voting Rights................ Holders of Series B Preferred Stock
                              generally will have no voting rights
                              except as required by law. However,
                              whenever dividends on any shares of
                              Series B Preferred Stock shall be in
                              arrears for eighteen or more months,
                              the holders of such shares (voting
                              separately as a class with the
                              holders of the Series A Preferred
                              Stock and all other series of
                              Preferred Stock on a parity with the
                              Series B Preferred Stock with respect
                              to dividend rights or rights upon
                              liquidation ("Parity Preferred
                              Stock") and upon which like voting
                              rights have been conferred and are
                              exercisable) will be entitled to vote
                              for the election of two additional
                              directors of the Company until all
                              dividends accumulated on such shares
                              of Series B Preferred Stock have been
                              fully paid or declared and a sum
                              sufficient for the payment thereof
                              set aside for payment. In addition,
                              certain changes to the terms of the
                              Series B Preferred Stock that would
                              be materially adverse to the rights
                              of holders of the Series B Preferred
                              Stock cannot be made without the
                              affirmative vote of holders of
                              two-thirds of the outstanding Series
                              B Preferred Stock. See "Description
                              of Series B Preferred Stock -- Voting
                              Rights."

Conversion................... The Series B Preferred Stock is not
                              convertible into or exchangeable for
                              any other property or securities of
                              the Company.

Ownership Limitation......... Subject to certain exceptions, no person, directly or indirectly, may
                              own more than 9.9% in value of the
                              Company's outstanding capital stock.
                              See "Description of Series B
                              Preferred Stock -- Restrictions on
                              Ownership."

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following table sets forth summary financial and operating information on an historical basis for the Company and its predecessor. The following information should be read in conjunction with all of the financial statements and notes thereto included in the Quarterly Report on Form 10-Q for the quarter and nine-month period ended September 30, 1997 and the Annual Report on Form 10-K for the year ended December 31, 1996, which are incorporated by reference herein and in the accompanying Prospectus. Also set forth below are summary unaudited pro forma financial, operating and other data for the Company as of and for the nine months ended September 30, 1997 and the year ended December 31, 1996 which should be read in conjunction with the unaudited pro forma condensed combined financial statements included in the Company's Current Report on Form 8-K/A, dated September 17, 1997 and filed with the Securities and Exchange Commission (the "Commission") on November 14, 1997 incorporated by reference herein and in the accompanying Prospectus. The unaudited pro forma balance sheet data at September 30, 1997 have been prepared as if the following had occurred at September 30, 1997: (i) consummation of this offering and the application of the net proceeds thereof; (ii) consummation of the Reorganization; (iii) the establishment of the Bridge Loan and the Company's initial anticipated borrowings thereunder; (iv) the issuance and sale of 3,499,300 shares of the Company's Common Stock for an aggregate net purchase price of $92.8 million (completed in October 1997) and the related use of such proceeds; and (v) the acquisition of one Community containing 194 apartment units for a cash purchase price of $8.9 million, subsequent to September 30, 1997.

     The unaudited pro forma statements of operations data have been prepared as if, at January 1, 1996, in addition to the transactions described above, the following had occurred: (i) the acquisition of seven Communities in 1996 and of ten Communities in 1997; (ii) the disposition of three Communities in 1996 for aggregate cash consideration of $17.8 million; (iii) the issuance and sale in 1996 of 2,000,000 shares of the Series A Preferred Stock and the related use of such proceeds; (iv) the issuance and sale in 1997 of 2,300,000 shares of the Company's Common Stock for an aggregate net cash price of $62.6 million and the related use of such proceeds; and (v) the Company qualified as a REIT and distributed all of its taxable income for the periods presented and, therefore, incurred no income tax.

     The pro forma financial data are not necessarily indicative of what the actual financial position or results of operations of the Company would have been as of the date or for the periods indicated, nor do they purport to represent the results of operations or financial position for future periods. This data should be read in conjunction with the historical financial statements of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-Q and Form 10-K described above and incorporated into this Prospectus Supplement and the accompanying Prospectus by reference. In the opinion of management, the operating data for the periods presented include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein.

                    MID-AMERICA APARTMENT COMMUNITIES, INC.
                      SUMMARY FINANCIAL AND OPERATING DATA
           (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND PROPERTY DATA)

                                       NINE MONTHS ENDED SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                                      --------------------------------- -------------------------------------------------------
                                                        HISTORICAL                            HISTORICAL
                                                   --------------------              ------------------------------------------
                                                       (UNAUDITED)                                                  (PREDECESSOR)
                                      PRO FORMA    -------------------- PRO FORMA                                     ---------
                                         1997        1997       1996       1996        1996       1995      1994(1)     1993
                                      ----------   ---------  --------- ----------   ---------  ---------  ---------  ---------
OPERATING DATA:
Revenue:
  Property
    Rental........................... $ 139,917    $  95,388  $  81,527  $177,827    $ 110,090  $  93,509  $  50,181  $  25,687
    Other............................     3,102        1,566      1,347     3,951        1,060      1,454      1,026        608
  Property management................     1,036       --         --         1,319       --         --         --         --
  Development........................       614       --         --         2,046       --         --         --         --
  Construction, net..................       631       --         --         1,854       --         --         --         --
  Miscellaneous......................       672       --         --         1,259          732     --         --         --
    Total revenue....................   145,972       96,954     82,874   188,256      111,882     94,963     51,207     26,295
Expenses:
  Property expenses (2)..............    54,092       36,928     31,795    68,785       42,570     37,954     19,484     11,316
  General and administrative (3).....     8,180        4,707      4,621    10,587        6,154      4,851      3,613      1,402
  Property management................       576       --         --           715       --         --         --         --
  Interest...........................    33,012       20,271     19,502    42,116       25,766     22,684     10,283      7,448
  Depreciation and amortization......    30,226       19,798     16,175    38,713       22,104     17,167      9,009      3,720
  Other, net (4).....................      (875 )     --         --           640       --         --         --         --
  Gain on disposition of
  properties.........................    --           --          1,944    --            2,185     --         --         --
  Income before minority interest and
    extraordinary item...............    20,761       15,250     12,725    26,700       17,473     12,307      8,788      2,409
  Net income.........................    17,854       12,678     10,384    22,962       14,260      9,810      6,944      2,542
  Preferred dividends................     6,682        3,562     --         8,910          990     --         --         --
  Net income available for common
    shares...........................    11,172        9,116     10,384    14,052       13,270      9,810      6,944      2,542
  Net income per weighted average
    common share outstanding......... $     .61    $     .71  $     .95  $    .76    $    1.21  $    1.00  $    1.01     --
Weighted average Common Shares
  outstanding........................    18,451       12,793     10,982    18,451       10,986      9,819      6,534     --
BALANCE SHEET DATA:
Real estate owned, at cost........... $1,191,470   $ 783,545  $ 624,496              $ 641,893  $ 578,788  $ 434,460  $ 125,269
Total assets......................... 1,158,440      737,291    600,115                611,199    565,267    439,233    104,439
Total debt...........................   594,784      382,058    347,541                315,239    307,939    232,766    105,594
Minority interest....................    63,076       45,383     39,623                 39,238     41,049     43,709     --
Shareholders' equity (owners'
  deficit)...........................   466,440      290,499    196,189                241,384    202,278    152,385     (4,684)
OTHER DATA (AT END OF PERIOD):
Funds from operations (5)............ $  43,139    $  30,777  $  26,358  $ 55,042    $  35,586  $  28,777  $  17,525  $   5,908
Weighted average common shares and
  units outstanding (fully
  diluted)...........................    21,460       15,264     13,427    21,460       13,431     12,306      9,038     --
Ratio of earnings to fixed charges
  and preferred stock dividends
  (6)................................      1.31 x       1.46x      1.53x      1.31x       1.52x      1.50x      1.82x      1.32x
Ratio of funds from operations to
  fixed charges and preferred stock
  dividends (7)......................      2.01 x       2.23x      2.31x      2.01x       2.29x      2.19x      2.65x      1.77x
Dividends declared per share.........    --        $    1.07  $    1.02              $    2.07  $    2.01  $    1.71     --
Ratio of total debt to total
  capitalization (8).................      44.8 %       42.2%      50.8%                  41.9%      48.2%      44.1%    --
Number of properties.................       114           82         72                     73         70         54         22
Number of apartment units............    30,726       22,085     18,992                 19,280     18,220     14,333      5,580

                                         1992
                                       ---------
OPERATING DATA:
Revenue:
  Property
    Rental...........................  $  21,756
    Other............................        438
  Property management................     --
  Development........................     --
  Construction, net..................     --
  Miscellaneous......................     --
    Total revenue....................     22,194
Expenses:
  Property expenses (2)..............      9,682
  General and administrative (3).....      1,112
  Property management................     --
  Interest...........................      7,524
  Depreciation and amortization......      3,344
  Other, net (4).....................     --
  Gain on disposition of
  properties.........................     --
  Income before minority interest and
    extraordinary item...............        532
  Net income.........................      1,090
  Preferred dividends................     --
  Net income available for common
    shares...........................      1,090
  Net income per weighted average
    common share outstanding.........     --
Weighted average Common Shares
  outstanding........................     --
BALANCE SHEET DATA:
Real estate owned, at cost...........  $ 111,686
Total assets.........................     93,252
Total debt...........................     95,036
Minority interest....................     --
Shareholders' equity (owners'
  deficit)...........................     (4,493)
OTHER DATA (AT END OF PERIOD):
Funds from operations (5)............  $   3,747
Weighted average common shares and
  units outstanding (fully
  diluted)...........................     --
Ratio of earnings to fixed charges
  and preferred stock dividends
  (6)................................       1.07x
Ratio of funds from operations to
  fixed charges and preferred stock
  dividends (7)......................       1.49x
Dividends declared per share.........     --
Ratio of total debt to total
  capitalization (8).................     --
Number of properties.................         19
Number of apartment units............      5,064

                                                  (SEE NOTES ON FOLLOWING PAGE.)

------------

(1) Operating data for 1994 includes 34 days of predecessor financial information and per share data for 1994 is for the period February 4, 1994 through December 31, 1994.

(2) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Expenditures" included in the Quarterly Report on Form 10-Q for the quarter and nine-month period ended September 30, 1997 and the Annual Report on Form 10-K for the year ended December 31, 1996, which are incorporated herein and in the accompanying Prospectus by reference.

(3) Includes corporate expenses.

(4) Pro forma operating data for the nine-month period ended September 30, 1997 includes a non-recurring tax credit of approximately $875.

(5) Funds from operations ("FFO") represents net income (computed in accordance with generally accepted accounting principles ("GAAP")) excluding extraordinary items, minority interest in Operating Partnership income, gain or loss on disposition of real estate assets, and certain non-cash items, primarily depreciation and amortization, less preferred stock distributions. FFO is computed in accordance with the current National Association of Real Estate Investment Trusts ("NAREIT") definition, which eliminates amortization of deferred financing costs and depreciation of non-real estate assets as items added back to net income when computing FFO. The Company adopted this method of calculating FFO effective as of the NAREIT-suggested adoption date of January 1, 1996. In the table above, FFO has been restated consistent with the current NAREIT FFO definition for all periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Funds from Operations" included in the Quarterly Report on Form 10-Q for the quarter and nine-month period ended September 30, 1997 and the Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated herein and in the accompanying Prospectus by reference. FFO per share represents FFO per share and Common Unit. FFO should not be considered as an alternative to net income or any other GAAP measurement of performance, as an indicator of operating performance or as an alternative to cash flows from operating, investing and financing activities as a measure of liquidity. The Company believes that FFO is helpful in understanding the Company's results of operations in that such calculation reflects cash flow from operating activities and the Company's ability to support interest payments and general operating expenses before the impact of certain activities such as changes in other assets and accounts payable.

(6) For purposes of these computations, earnings consist of net income (loss) before gain on dispositions of Communities, extraordinary items and allocation to minority interests, plus fixed charges (excluding capitalized interest). Fixed charges principally consist of interest expense, capitalized interest and amortization of deferred financing costs.

(7) For purposes of this computation, funds from operations consists of FFO as defined in (5) above plus fixed charges (excluding capitalized interest) and preferred stock dividend requirements. Fixed charges are as defined in (6) above.

(8) Total capitalization as of the dates presented is total debt plus the aggregate market value of the Company's Common Stock, Series A Preferred Stock, Series B Preferred Stock (on a pro forma basis, as adjusted) and units of limited partnership interest held by persons other than the Company (based upon the market value of the Company's Common Stock), which are redeemable for shares of Common Stock on a one-for-one basis, or at the Company's option for cash. The market value of the Series A Preferred Stock and the Series B Preferred Stock is based upon $25.00 per share.

                                  RISK FACTORS

RISKS RELATED TO ISSUANCE OF ADDITIONAL PREFERRED STOCK

     The Company's charter (the "Charter") does not limit the issuance of additional shares of preferred stock ranking on a parity with or superior to the Series B Preferred Stock. As of the date of this Prospectus Supplement, there are 2,000,000 shares of Series A Preferred Stock issued and outstanding which rank on a parity with the Series B Preferred Stock with respect to dividends and liquidation preference. The issuance of additional preferred stock on a parity with or superior to the Series B Preferred Stock could have the effect of diluting the interests of holders of the Series B Preferred Stock. None of the provisions relating to the Series B Preferred Stock contain any provisions affording the holders of the Series B Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, that might adversely affect the holders of the Series B Preferred Stock.

RISK THAT REORGANIZATION WILL NOT CLOSE

     While the Company has entered into the Plan of Reorganization and has completed substantially all of its due diligence with respect to the Flournoy Properties Group, the Reorganization is not scheduled to close until after this offering. The closing is subject to customary closing conditions, including the consent of lenders to the Company's assumption of certain indebtedness of the Flournoy Properties Group as a result of the Reorganization. In addition, the partners of 24 limited partnerships must consent to the disposition of certain properties to the Company in the Reorganization. There can be no assurance that the conditions to closing will be fulfilled or that the Company will complete the Reorganization.

     Failure of FDC or the Company to consummate the Reorganization will result in liquidated damages to the non-defaulting party of $250,000, provided, however, that if any defaulting party closes a substantially similar business combination with another person within one year after the date of termination of the Plan of Reorganization, the non-defaulting party shall be entitled to receive a termination fee of $8.5 million from the defaulting party, with the liquidated damages of $250,000 being credited against such termination fee. The Company has incurred approximately $250,000 in due diligence expenses in connection with investigating the Flournoy Properties Group.

INDEBTEDNESS OF THE FLOURNOY PROPERTIES GROUP

     In connection with the Reorganization, the Company intends to refinance a substantial portion of the Flournoy Properties Group's indebtedness. The Company intends to assume a substantial portion of the Flournoy Properties Group's existing indebtedness which assumption requires the consent of the lenders and, with respect to certain indebtedness, the consent of the U.S. Department of Housing and Urban Development. Neither the Company nor the Flournoy Properties Group has yet obtained those consents and there can be no assurance that such consents will be forthcoming. Failure to timely obtain such consents could result in the Company needing to obtain other financing to repay such indebtedness and could result in prepayment penalties in order to complete the Reorganization. There can be no assurance that the Company will be able to obtain other financing or obtain financing on terms as favorable as the Flournoy Properties Group's indebtedness which the Company intends to assume.

SHORTAGE OF AUTHORIZED SHARES OF COMMON STOCK

     The Plan of Reorganization requires the Company to issue shares of Common Stock in partial consideration of the purchase price for the Flournoy Properties Group. Prior to the closing of the Reorganization, the Company will need to increase the number of shares of authorized and unissued Common Stock to complete the issuance of the total number of shares of Common Stock issuable in the Reorganization. The Company plans to hold a special shareholders' meeting on November 14, 1997, in order for the Company's shareholders to vote on proposed amendments to the Charter to increase the number of authorized shares of Common Stock from 20,000,000 shares to 50,000,000 shares and to increase the number of authorized shares of preferred stock from 5,000,000 shares to 20,000,000 shares. There can be no assurance that a sufficient number of shareholders will vote to approve such amendments to the

Charter. In the event the Company's shareholders do not approve the proposed increase in the number of authorized shares of Common Stock, in order to complete the Reorganization, the Company may be required to terminate its Dividend Reinvestment and Stock Purchase Plan (the "DRSPP") and redeem Common Units in the Operating Partnership which are subsequently tendered for conversion for cash rather than for Common Stock, which could require the Company to undertake substantial borrowings.

OPERATIONAL RISKS OF GROWTH

     If the Reorganization is completed, the number of properties and size of operations of the Company will increase substantially. The Company intends to offer employment to substantially all of the employees of the Flournoy Properties Group, including property managers and regional managers. However, there can be no assurance that the Company will be able to retain the services of existing employees of the Flournoy Properties Group. To the extent the Company is unable to retain experienced personnel following the Reorganization, the amounts per share available for distribution to the Company's shareholders could be adversely affected.

THIRD PARTY MANAGEMENT AGREEMENTS

     The Reorganization includes the Company's acquisition of FDC's property management services business. FDC currently manages 43 multi-family residential properties for third party property owners pursuant to separate management contracts. Management agreements pursuant to which FDC manages these properties provide that the management agreements may not be assigned without the consent of the property owner and that such management agreements may be terminated by the property owner upon 60 days' notice. There can be no assurance that any such consents to assignment will be forthcoming.

                                USE OF PROCEEDS

     The net cash proceeds from the sale of the Series B Preferred Stock after payment of all underwriting discounts and expenses of this offering are expected to be approximately $45.2 million (approximately $52.1 million if the Underwriters' over-allotment option is exercised in full). The Company will contribute the net proceeds of the Offering to the Operating Partnership in exchange for 1,875,000 (2,156,250 if the Underwriters' over-allotment option is exercised in full) units of 8 7/8% Series B Cumulative Preferred limited partnership interests having distribution, liquidation, redemption and other features identical to the terms of the Series B Preferred Stock. The Operating Partnership will use substantially all of the net proceeds of the offering to fund the cash portion of the purchase price for the Reorganization and to repay certain indebtedness of the Flournoy Properties Group after consummation of the Reorganization.

                                 CAPITALIZATION

     The following unaudited table sets forth the historical capitalization of the Company as of September 30, 1997 and pro forma capitalization to give effect to the completion of (i) the Company's issuance of 3,499,300 shares of Common Stock, $.01 par value per share, in October 1997; (ii) this offering and the application of the net proceeds as described under the caption "Use of Proceeds;" and (iii) other pro forma adjustments as described under the caption "Summary Financial and Operating Data." The information set forth in the following table should be read in conjunction with the Company's historical financial statements and notes thereto and the unaudited pro forma condensed combined financial statements incorporated herein and in the accompanying Prospectus by reference and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources" incorporated herein and in the accompanying Prospectus by reference.

                                           SEPTEMBER 30, 1997
                                        -------------------------
                                        HISTORICAL     PRO FORMA
                                        ----------     ----------
                                             (IN THOUSANDS)
Debt:
     Notes payable...................    $ 382,058     $  594,784
                                        ----------     ----------
Minority interest....................       45,383         63,076
                                        ----------     ----------
Shareholders' Equity:
     Preferred Stock, $.01 par value
      per share, 5,000,000 shares
      authorized --
       No shares of 8 7/8% Series B
        Cumulative Preferred Stock,
        Liquidation
          Preference $25 per share
        issued and outstanding,
        1,875,000 shares
          issued and outstanding, as
        adjusted.....................       --                 19
       2,000,000 shares of 9.5%
        Series A Cumulative Preferred
        Stock,
          Liquidation Preference $25
        per share, issued and
        outstanding..................           20             20
     Common Stock, $.01 par value per
      share, 20,000,000 shares
       authorized, 13,394,932 shares
      issued and outstanding,
      18,450,742
       shares issued and outstanding,
      as adjusted....................          134            185
     Additional paid-in capital......      317,422        501,550
     Other...........................         (889)          (889)
     Accumulated deficit.............      (26,188)       (34,445)
                                        ----------     ----------
          Total shareholders'
             equity..................      290,499        466,440
                                        ----------     ----------
Total Capitalization.................    $ 717,940     $1,124,300
                                        ==========     ==========

                    DESCRIPTION OF SERIES B PREFERRED STOCK

     THE DESCRIPTION OF THE PARTICULAR TERMS OF THE SERIES B PREFERRED STOCK SUPPLEMENTS, AND TO THE EXTENT INCONSISTENT THEREWITH REPLACES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE PREFERRED STOCK SET FORTH IN THE ACCOMPANYING PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE.

GENERAL

     The Company is authorized to issue up to 5,000,000 shares of preferred stock ("Preferred Stock") in one or more series, with such designations, powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Tennessee law and as the Board of Directors may determine by adoption of an amendment to the Charter without any further vote or action by the Company's shareholders. As of the date of this Prospectus Supplement, 2,000,000 shares of Series A Preferred Stock are issued and outstanding.

     The following summary of the terms and provisions of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Charter and the Charter amendment creating the Series B Preferred Stock (the "Designating Amendment"), copies of each of which are available from the Company.

MATURITY

     The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

RANK

     The Series B Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, will rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with the Parity Preferred Stock; and (iii) junior to all existing and future indebtedness of the Company. The term "Parity Preferred Stock" does not include convertible debt securities, which will rank senior to the Series B Preferred Stock prior to conversion.

DIVIDENDS

     Holders of shares of the Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 8 7/8% per annum of the Liquidation Preference per share (equivalent to a fixed annual amount of $2.21875 per share).

     Dividends on the Series B Preferred Stock shall be cumulative from the date of original issue and shall be payable monthly in arrears on or before the 15th day of each month, or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend, which will be payable on December 15, 1997, will be for less than a full month. Such dividend and any dividend payable on the Series B Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

     No dividends on shares of Series B Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

     Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series B Preferred Stock will not bear interest and holders of the Series B Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of the Company or any other series of Parity Preferred Stock or any series or class of equity securities ranking junior to the Series B Preferred Stock (other than a dividend in shares of the Company's Common Stock or in shares of any other class of stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series B Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other series of Parity Preferred Stock, all dividends declared upon the Series B Preferred Stock and any other series of Parity Preferred Stock, shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other series of Parity Preferred Stock, shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other series of Parity Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Preferred Stock does not have a cumulative dividend) bear to each other.

     Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company, ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation or redemptions for the purpose of preserving the Company's qualification as a REIT). Holders of shares of the Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series B Preferred Stock as provided above. Any dividend payment made on shares of the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series B Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series B Preferred Stock as to liquidation rights. If the assets of the Company legally available for distribution to shareholders are insufficient to pay in full the Liquidation Preference on the Series B Preferred Stock and the liquidation preference on any shares of Parity Preferred Stock, all assets distributed to the holders of the Series B Preferred Stock and any other series of Parity

Preferred Stock, shall be distributed pro rata so that the amount of assets distributed per share of Series B Preferred Stock and such other series of Parity Preferred Stock shall in all cases bear to each other the same ratio that the Liquidation Preference per share on the Series B Preferred Stock and such other series of Parity Preferred Stock bear to each other. Holders of Series B Preferred Stock will be entitled to written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

REDEMPTION

     The Series B Preferred Stock is not redeemable prior to December 1, 2002. However, in order to ensure that the Company will continue to meet the requirement for qualification as a REIT, the Series B Preferred Stock will be subject to provisions in the Charter pursuant to which shares of capital stock of the Company owned by a shareholder in excess of 9.9% in value of the outstanding shares of capital stock of the Company (the "Ownership Limit") will be deemed "Excess Shares," and the Company will have the right to purchase such Excess Shares from the holder. See " -- Restrictions on Ownership." On and after December 1, 2002, the Company, at its option upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except with respect to Excess Shares; see " -- Restrictions on Ownership"), without interest. Holders of Series B Preferred Stock to be redeemed shall surrender such Series B Preferred Stock at the place designated in such notice and upon such surrender shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption. If notice of redemption of any shares of Series B Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series B Preferred Stock is to be redeemed, the Series B Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

     Unless full cumulative dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock (except by exchange for capital stock of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase by the Company of Excess Shares in order to ensure that the Company continues to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock. So long as no dividends are in arrears, the Company shall be entitled at any time and from time to time to repurchase shares of Series B Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

     Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series B Preferred Stock to be redeemed; (iv) the place or places where the Series B Preferred Stock is to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series B Preferred Stock held by any holder is to be so redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.

     Immediately prior to any redemption of Series B Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

     The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that the Company continues to meet the requirements for qualification as a REIT, Series B Preferred Stock acquired by a shareholder in excess of the Ownership Limit will automatically become Excess Shares, and the Company will have the right to purchase such Excess Shares from the holder. In addition, Excess Shares may be redeemed, in whole or in part, at any time when outstanding shares of Series B Preferred Stock are being redeemed, for cash at a redemption price of $25 per share, but excluding accrued and unpaid dividends on such Excess Shares, without interest. Such Excess Shares shall be redeemed in such proportion and in accordance with such procedures as shares of Series B Preferred Stock are being redeemed.

VOTING RIGHTS

     Holders of the Series B Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

     Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for eighteen or more months (a "Preferred Dividend Default"), the holders of such shares of Series B Preferred Stock voting separately as a class together with the holders of the Series A Preferred Stock and all other series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable will be entitled to vote separately as a class for the election of a total of two additional directors of the Company (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least
20% of the Series B Preferred Stock or the holders of record of at least 20% of any series of Parity Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series B Preferred Stock and shares of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. The Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the shares of Series B Preferred Stock and Parity Preferred Stock present and voting in person or by proxy at a duly called and held meeting at which a quorum is present voting separately as a class. If and when all accumulated dividends and the dividend for the then current dividend period on the Series B Preferred Stock shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to re-vesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or declared and set aside for payment in full on all series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series B Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

     So long as any shares of Series B Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal the provisions of the Charter or the Designating Amendment, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any Event set forth above, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series B Preferred Stock and provided, further, that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION

     The Series B Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that the Company continues to meet the requirements for qualification as a REIT, the Charter, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, shares of the Company's capital stock in excess of the Ownership Limit. The Board of Directors may waive the Ownership Limit with respect to a shareholder if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT. Any transfer of capital stock or any security convertible into capital stock that would result in a direct or indirect ownership of capital stock by a shareholder in excess of the Ownership Limit or that would result in the failure of the Company to meet the requirements for qualification as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     Capital stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit shall be deemed Excess Shares held by such holder as agent on behalf of, and in trust for the exclusive benefit of the transferees (which may include the Company) to whom such capital stock may be ultimately transferred without violating the Ownership Limit. While the Excess Shares are held in trust, the holder thereof will not be entitled to vote, the Excess Shares will not be considered issued and outstanding for purposes of any shareholder vote or the determination of a quorum for such vote and, except upon liquidation, will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Shares prior to the discovery by the Company that capital stock has been transferred in violation of the Ownership Limitation shall be repaid to the Company upon demand.

     Excess Shares are further subject to transfer at the direction of the Board of Directors. If the Board of Directors directs a holder of Excess Shares to sell such Excess Shares, such holder shall pay the Company out of the proceeds of such sale all expenses incurred by the Company in connection with such sale plus any remaining amount of such proceeds that exceeds the amount paid by such holder for the Excess Shares.

     In addition, the Company will have the right, for a period of six months during the time any Excess Shares are held by the holder in trust, to redeem all or any portion of the Excess Shares from the holder for the lesser of the price paid for the capital stock by the holder or the market price (as determined in the manner set forth in the Charter) of the capital stock on the date the Company gives notice of its intent to redeem such Excess Shares. The six month period begins on the date on which the Company receives written notice of the transfer or other event resulting in the classification of capital stock as Excess Shares.

     Each shareholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests in the Company as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The Ownership Limitation may have the effect of precluding acquisition of control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

TRANSFER AND DIVIDEND PAYING AGENT

     AmSouth Bank, N.A. will act as the transfer and dividend payment agent in respect of the Series B Preferred Stock.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain federal income tax considerations is based on current law, is for general information only, and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. In addition, this section does not discuss foreign, state or local taxation.

     This discussion does not address fully the taxation of the Company or the impact on the Company and its shareholders of its election to be taxed as a REIT. Such matters are discussed in the accompanying Prospectus under "Federal Income Tax Considerations." Prospective investors should consult, and must depend on, their own tax advisors regarding the state, local, foreign and other tax consequences of holding and disposing of Series B Preferred Stock.

TAXATION OF THE COMPANY

     In the opinion of Baker, Donelson, Bearman & Caldwell, the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 1994 through December 31, 1996, and the Company's organization and proposed method of operation will enable it to qualify to be taxed as a REIT for its taxable year ending December 31, 1997, and future taxable years. Investors should be aware, however, that opinions of counsel are not binding on the Service or any court. It must be emphasized that Baker, Donelson, Bearman & Caldwell's opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including representations regarding the nature of the Company's properties and the future conduct of its business. Such factual assumptions and representations are set out in the federal income tax opinion delivered by Baker, Donelson, Bearman & Caldwell at the closing of this offering. Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and stock ownership limitations, the various qualification tests imposed under the Code. Baker, Donelson, Bearman & Caldwell will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see
"Federal Income Tax Considerations -- Failure to Qualify" in the accompanying Prospectus.

DISTRIBUTIONS ON SERIES B PREFERRED STOCK

     As long as the Company qualifies as a REIT, distributions that are made to its shareholders out of the Company's current or accumulated earnings and profits, and that are not designated as capital gain dividends, generally will be taxed to shareholders as ordinary income, either in the year of payment or, with respect to distributions declared in the last quarter of any year, payable to shareholders of record on a specified date in such quarter, and paid by January 31 of the following year, in the year of declaration, and will not be eligible for the dividends received deduction for corporations. For purposes of determining whether distributions on the Series B Preferred Stock are out of current or accumulated earnings and profits, the Company's earnings and profits will be allocated first to the Series B Preferred Stock and Parity Preferred Stock and then allocated to the Company's Common Stock. A distribution of net capital gain by the Company generally will be treated as long term capital gain to shareholders to the extent properly designated by the Company as a capital gain dividend, regardless of the length of time a shareholder has held such shareholder's Series B Preferred Stock. Under section 291 of the Code, however, corporate shareholders may be required to treat up to 20% of any such capital gain as ordinary income. Capital gain distributions also are not eligible for the dividends received deduction for corporations. A distribution in excess of the Company's current or accumulated earnings and profits will constitute a nontaxable return of capital to the extent of the shareholder's basis in such shareholder's Series B Preferred Stock, and will be applied to reduce the shareholder's basis in the Series B Preferred Stock. To the extent such a distribution is greater than such basis, generally it will be treated as capital gain to those shareholders holding their Series B Preferred Stock as capital assets. The Company will notify shareholders as to the portions of each distribution which, in its judgment, constitute ordinary income, capital gain distributions or return of capital. Should the Company incur ordinary or capital losses, shareholders will not be entitled to include such losses in their own income tax returns.

REDEMPTION OF SERIES B PREFERRED STOCK

     A redemption of shares of Series B Preferred Stock held by a shareholder for cash generally will be treated as a sale or exchange if the holder of such redeemed shares does not own, actually or constructively within the meaning of
Section 318 of the Code, any stock of the Company other than the redeemed Series B Preferred Stock. If a shareholder does own, actually or constructively, such other stock (including Series B Preferred Stock not redeemed), a redemption of Series B Preferred Stock may be treated as a dividend to the extent of the Company's current or accumulated earnings and profits. Such dividend treatment would not apply if the redemption were "not essentially equivalent to a dividend" with respect to the shareholder under Section 302(b)(1) of the Code. A distribution to a shareholder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the shareholder's stock interest in the Company. For this purpose, a redemption of Series B Preferred Stock that results in a reduction in the proportionate interest in the Company (taking into account any ownership of Common Stock and any stock constructively owned) of a shareholder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the shareholder's stock interest in the Company. If the redemption of the Series B Preferred Stock for cash is not treated as a distribution taxable as a dividend, the redemption will result in capital gain or loss equal to the difference between the amount of cash received by the shareholder and the shareholder's adjusted tax basis in the Series B Preferred Stock redeemed.

     If a redemption of Series B Preferred Stock is treated as a distribution that is taxable as a dividend, the shareholder's adjusted tax basis in the redeemed Series B Preferred Stock will be transferred to any remaining stock holdings in the Company. If the shareholder does not retain any stock ownership in the Company, such basis could be transferred to a related person or be lost.

                                  UNDERWRITING

     Morgan Keegan & Company, Inc., J.C. Bradford & Co., and Raymond James & Associates, Inc. (the "Underwriters"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Series B Preferred Stock set forth opposite their respective names below:

                                          NUMBER
             UNDERWRITER                OF SHARES
-------------------------------------   ----------
Morgan Keegan & Company, Inc.........      850,000
J. C. Bradford & Co..................      525,000
Raymond James & Associates, Inc......      500,000
                                        ----------
               Total.................    1,875,000
                                        ==========

     The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the shares of Series B Preferred Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are purchased. The Company has been advised by the Underwriters that the Underwriters propose to offer the Series B Preferred Stock to the public at the offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $.50 per share of Series B Preferred Stock. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $.25 per share to other dealers. The public offering price and the concessions and discount to dealers may be changed by the Underwriters after the initial offering.

     The Company has granted to the Underwriters an option, expiring on the close of business on the thirtieth day subsequent to the date of this Prospectus Supplement, to purchase up to an additional 281,250 shares of Series B Preferred Stock at the public offering price, less underwriting discount, as shown on the cover page of this Prospectus Supplement. The Underwriters may exercise such option solely for the purpose of covering over-allotments incurred in the sale of the Series B Preferred Stock. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares of Series B Preferred Stock set forth next to such Underwriter's name in the preceding table bears to the total number of shares offered initially.

     The Company and the Operating Partnership have agreed to indemnify the several Underwriters or to contribute to losses arising out of certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company has applied to list the Series B Preferred Stock on the NYSE under the symbol "MAA PrB." If approved, trading of the Series B Preferred Stock on the NYSE is expected to commence within a thirty-day period after the initial delivery of the Series B Preferred Stock. Prior to the Offering, there has been no public market for the shares of Series B Preferred Stock. The Underwriters have advised the Company that each intends to make a market in the Series B Preferred Stock prior to the commencement of trading on the NYSE, but is not obligated to do so and may discontinue market making at any time without notice.

                                    EXPERTS

     The combined financial statements of Flournoy Properties Group as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference in the accompanying Prospectus and in the Registration Statement, of which the accompanying Prospectus is a part, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated by reference therein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters, including the legality of the Series B Preferred Stock being offered hereby, are being passed upon for the Company by Baker, Donelson, Bearman & Caldwell. Certain legal matters related to the Offering are being passed upon for the Underwriters by Hunton & Williams.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     In addition to the documents incorporated by reference in the accompanying Prospectus, the Company's Current Reports on Form 8-K dated September 17, 1997, September 19, 1997, and October 7, 1997, as amended by the Company's Current Reports on Form 8-K/A filed with the Commission (File No. 1-12762) are incorporated herein by reference.

     The Company will provide without charge to each person to whom this Prospectus Supplement and the accompanying Prospectus is delivered, upon written or oral request of such person, A copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Mid-America Apartment Communities, Inc., 6584 Poplar Avenue, Suite 340, Memphis, Tennessee 38138,
Attention: Lynn A. Johnson, Secretary, telephone (901) 682-6600.

PROSPECTUS

                    MID-AMERICA APARTMENT COMMUNITIES, INC.

                                  $233,875,000

                    DEBT SECURITIES, PREFERRED STOCK, COMMON
                         STOCK AND SECURITIES WARRANTS

     Mid-America Apartment Communities, Inc. (the "Company") may from time to time offer and sell in one or more series (i) its unsecured debt securities the "Debt Securities"); (ii) shares of its preferred stock, par value $.01 per share (the "Preferred Stock"); (iii) shares of its common stock, par value
$.01 per share ("Common Stock"); or (iv) warrants to purchase Debt Securities the "Debt Securities Warrants"), warrants to purchase Preferred Stock (the "Preferred Stock Warrants") and warrants to purchase Common Stock (the
"Common Stock Warrants") (the Debt Securities Warrants, Preferred Stock
Warrants and Common Stock Warrants, collectively, the "Securities Warrants"), with an aggregate public offering price of up to $233,875,000. The Debt Securities, Preferred Stock, Common Stock and Securities Warrants offered pursuant hereto (collectively, the "Offered Securities") may be offered separately or together, in separate series, in amounts and at prices and terms to be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). The aggregate public offering price and terms of the Offered Securities will be determined by market conditions at the time such securities are offered. Unless otherwise specified in a Prospectus Supplement, the proceeds from the sale of the Offered Securities will be received by the Company and used for general corporate purposes.

     The applicable Prospectus Supplement shall set forth (i) with respect to the Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the Holder, any sinking fund provisions and any conversion provisions, (ii) with respect to Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other right, and all other specific terms of the Preferred Stock, (iii) with respect to the Common Stock, the specific number of shares and issuance price per share, and (iv) with respect to the Securities Warrants, the duration, offering price, exercise price and detachability. The applicable Prospectus Supplement will also contain information, where applicable, about all material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be sold: (i) directly by the Company; (ii) through underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate; and (iii) through agents designated from time to time. Certain terms of any offering and sale of Offered Securities, including, where applicable, the names of the underwriters, dealers or agents, if any, the principal amount or number of shares or Securities Warrants to be purchased, the purchase price of the Offered Securities, any applicable commissions, discounts and other compensation to underwriters, dealers and agents, and the proceeds to the Company from such sale, will be set forth in, or calculable from information contained in, a Prospectus Supplement. See "Plan of Distribution."

     The Common Stock is listed on the New York Stock Exchange under the symbol "MAA." To ensure that the Company maintains its qualification as a REIT, ownership by any person is limited to 9.9% of the total value of outstanding capital stock of the Company, with certain exceptions. See "Description of Capital Stock -- Ownership Limitations."

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF THE OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   ------------------------------------------

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 9, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), pursuant to the
Exchange Act. Such reports, proxy statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Securities and Exchange Commission's web site (http://www.sec.gov). The Common Stock of the Company is listed on the New York Stock Exchange, and such material can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. The Prospectus and any accompanying Prospectus Supplement do not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Offered Securities, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the provisions or contents of any contract, agreement or other document referred to herein or therein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission (File No. 1-12762) are incorporated herein by reference:

          (a)  Annual Report on Form 10-K for the year ended December 31, 1996;

          (b) Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997, respectively;

          (c) Current Reports on Form 8-K dated August 19, 1997, June 5, 1997, April 25, 1997, April 11, 1997, March 19, 1997, and February 21, 1997 and
     Current Reports of Form 8-K/A dated July 29, 1997, April 11, 1997, June 10, 1997, May 19, 1997, March 17, 1997 and February 21, 1997;

          (d) pages 2 through 10 of the Company's Proxy Statement for its 1997 Annual Meeting of Shareholders;

          (e) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on December 14, 1993; and

          (f) the description of the Company's 9.5% Series A Cumulative Preferred Stock contained in the Company's Registration Statement on Form 8-A/A filed with the Commission on October 11, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Offered Securities offered hereby have been sold or which deregisters all Offered

Securities then remaining unsold shall be incorporated by reference in this Prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Request for such copies should be directed to: Mid-America Apartment Communities, Inc., 6584 Poplar Avenue, Suite 340, Memphis, Tennessee, 38138, Attention: Lynn A. Johnson, Secretary, telephone
(901) 682-6600.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. UNLESS OTHERWISE INDICATED, AS USED HEREIN, THE TERM "COMPANY" INCLUDES MID-AMERICA APARTMENT COMMUNITIES, INC., ITS PREDECESSOR AND THOSE ENTITIES OWNED OR CONTROLLED THEREBY, INCLUDING MID-AMERICA APARTMENTS, L.P., A TENNESSEE LIMITED PARTNERSHIP (THE "OPERATING PARTNERSHIP"), ALL SUBSIDIARY LIMITED PARTNERSHIPS AND ALL QUALIFIED REIT SUBSIDIARIES OF THE COMPANY. WHERE USED HEREIN, THE TERM "FUNDS FROM OPERATIONS" ("FFO") SHALL MEAN NET INCOME (COMPUTED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES), EXCLUDING EXTRAORDINARY ITEMS, MINORITY INTEREST IN OPERATING PARTNERSHIP INCOME, GAIN OR LOSS ON DISPOSITION OF REAL ESTATE ASSETS, AND CERTAIN NON-CASH ITEMS, PRIMARILY DEPRECIATION AND AMORTIZATION, LESS PREFERRED STOCK DISTRIBUTIONS. FFO IS COMPUTED IN ACCORDANCE WITH THE CURRENT NATIONAL ASSOCIATION OF REAL ESTATE INVESTMENT TRUSTS, INC. ("NAREIT") DEFINITION, WHICH ELIMINATES AMORTIZATION OF DEFERRED FINANCING
COSTS AND DEPRECIATION OF NON-REAL ESTATE ASSETS AS ITEMS ADDED BACK TO NET INCOME WHEN COMPUTING FFO. THE COMPANY ADOPTED THIS METHOD OF CALCULATING FFO EFFECTIVE AS OF THE NAREIT-SUGGESTED ADOPTION DATE OF JANUARY 1, 1996.

                                  THE COMPANY

GENERAL

     The Company is a Memphis, Tennessee-based self-administered and self-managed umbrella partnership REIT ("UPREIT") which, as of June 30, 1997, owned and operated 80 apartment communities containing 21,482 apartment units in 12 states (the "Communities"). At June 30, 1997, the Communities had an average occupancy of 94.1% and an average rental rate per unit of $540.

     Founded in 1977 by George E. Cates, the Company's Chairman of the Board of Directors and Chief Executive Officer, the Company's predecessor grew from an operator of a single 252-unit apartment community in Memphis, Tennessee into a fully-integrated owner and operator of 5,580 apartment units in 22 apartment communities in four southeastern states immediately prior to the Company's initial public offering in February 1994 (the "Initial Offering"). Since the Initial Offering, the Company has increased in size by 58 apartment communities containing 15,902 apartment units, including 12 apartment communities containing 3,212 apartment units acquired in the Company's merger with America First REIT, Inc. ("AFR") in June 1995 (the "AFR Merger") for an aggregate value of approximately $111 million (as measured by Common Stock issued and AFR debt assumed).

     The Company's internal growth strategy is to increase operating cash flow by (i) increasing rental rates through physical and marketing improvements, (ii) controlling expenses through its system of detailed management reporting and accountability, and (iii) maintaining high occupancy levels. The Company's external growth strategy is to acquire and selectively develop additional apartment units and, when apartment communities no longer meet the Company's long-term strategic objectives or investment return goals, to dispose of those communities. Through the UPREIT structure, the Company has the ability to acquire apartment communities by issuing units of limited partnership interest in the Operating Partnership ("Units") in tax-deferred exchanges with owners of such communities.

     The Company seeks to acquire apartment communities appealing to middle and upper income residents in mid-size cities primarily in the southeastern United States and Texas. Approximately 65% of the Company's apartment units are located in Tennessee, Florida and Texas markets. The Company's strategic focus is to provide its residents high quality apartment units in attractive community settings, characterized by extensive landscaping and attention to aesthetic detail. The Company's utilizes its experience and expertise in maintenance, landscaping, marketing and management to effectively "reposition" many of the apartment communities it acquires to raise occupancy levels and per unit average rentals.

     As of July 31, 1997, the executive officers and directors of the Company owned approximately 12% of the combined outstanding Common Stock and Class A Common Units of Limited Partnership Interest in the Operating Partnership ("Class A Common Units"). Class A Common Units are redeemable by the holders thereof for Common Stock on a one-for-one basis, or, at the Company's sole election, for cash. Stock and other incentive compensation are used to motivate employees to meet long-term management goals that are consistent with creating value for the Company's shareholders.

     The Company's principal executive offices are located at 6584 Poplar Avenue, Suite 340, Memphis, Tennessee 38138 and its telephone number is (901) 682-6600.

THE OPERATING STRUCTURE OF THE COMPANY

     The Company is formed and operates in an UPREIT structure primarily through the Operating Partnership and certain subsidiary operating partnerships. In addition, the Company owns four Communities directly and 9 Communities through wholly owned qualified REIT subsidiaries (each, a "QRS" and, collectively, "QRSs") as defined in Section 856(i) of the Code.

  THE OPERATING PARTNERSHIP

     The Operating Partnership is the principal operating unit of the Company and currently owns and operates 48 Communities and an approximately 42,000 square foot office building in Memphis, Tennessee in which the Company's principal offices are located (the "Office Building"). In addition, the Operating Partnership has entered into definitive agreements to acquire 3 apartment communities and to acquire approximately 64 acres of land on which it intends to develop an apartment community (the "Proposed Acquisitions"). The Operating Partnership conducts the Company's multifamily property management, marketing, landscaping and acquisition business. The Company currently owns directly a 1% general partnership interest in the Operating Partnership, and, through its QRS, MAC II of Delaware, Inc., owns a 80.4% limited partnership interest in the Partnership. The remaining 18.6% limited partnership interest in the Partnership is owned by the holders of Class A Common Units. The Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as further amended (the "Partnership Agreement") provides for a special allocation of net income or loss of the Operating Partnership to holders of the Class A Common Units to provide such holders with the economic and tax attributes that they would enjoy if the Operating Partnership owned all assets currently owned outright by the Company or by the AFRI QRSs (hereinbelow defined).

  THE TEXAS OPERATING PARTNERSHIP

     Nine Communities are owned and operated through Mid-America Apartments of Texas, L.P. (the "Texas Operating Partnership") in which the Operating Partnership is the sole 99% limited partner and MAC of Delaware, Inc., a QRS of the Company is the sole 1% general partner. The Texas Operating Partnership is the primary operating unit of the Company in the state of Texas.

  SUBSIDIARY PARTNERSHIPS

     Nine Communities are owned and operated through subsidiary limited partnerships (the "Subsidiary Partnerships"). The Company is the sole general partner of all Subsidiary Partnerships except one, owning between a 1% and 10% general partnership interest therein, and the Operating Partnership is the sole limited partner thereof, owning between a 90% and 99% limited partnership interest therein. One Community is owned in a single purpose Subsidiary Partnership of which a QRS is the sole general partner owning a 1% general partnership interest therein, and the Operating Partnership is the sole limited partner thereof, owning a 99% limited partnership interest therein.

  PROPERTIES OWNED BY QRSS

     Nine Communities are owned through five QRSs, namely America First Austin REIT, Inc., America First Florida REIT, Inc., America First South Carolina REIT, Inc., America First Tennessee REIT, Inc., and

America First Texas REIT, Inc. (collectively, the "AFRI QRSs"). The AFRI QRSs became wholly owned subsidiaries of the Company in connection with the AFR Merger.

TAX STATUS OF THE COMPANY

     The Company elected to be taxed as a REIT for federal income tax purposes for its taxable year ended December 31, 1994, and expects to continue to be taxed as a REIT. Although the Company believes that it was organized and has been operating in conformity with the requirements for qualification as a REIT ("REIT Qualification") under the Internal Revenue Code of 1986, as amended
(the "Code"), no assurance can be given that the Company will continue to qualify as a REIT. REIT Qualification involves application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. If in any taxable year the Company should fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders for computing taxable income and would be subject to federal taxation at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which REIT Qualification was lost. As a result, the Company's ability to make distributions to its shareholders would be adversely affected. See "Federal Income Tax Considerations."

     To ensure that the Company qualifies as a REIT, transfer of the Company's capital stock is subject to certain restrictions and ownership of the capital stock by any single person is limited to 9.9% of the total value of outstanding capital stock, subject to certain exceptions. See "Description of Capital
Stock -- Ownership Limitations."

                                  RISK FACTORS

     AN INVESTMENT IN THE OFFERED SECURITIES INVOLVES VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. INVESTORS SHOULD CAREFULLY CONSIDER THESE RISK FACTORS TOGETHER WITH ALL OF THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY PROSPECTUS SUPPLEMENT IN DETERMINING WHETHER TO PURCHASE THE OFFERED SECURITIES. INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY PROSPECTUS SUPPLEMENT MAY CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHICH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE,"
OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER COMPARABLE TERMINOLOGY. THE FOLLOWING MATTERS AND CERTAIN OTHER FACTORS NOTED THROUGHOUT THIS PROSPECTUS, AND ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN OR THEREIN AND EXHIBITS HERETO AND THERETO, CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO ANY SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY SUCH FORWARD-LOOKING STATEMENTS.

REAL ESTATE INVESTMENT RISKS

  GENERAL RISKS

     The Company's ability to make distributions to its shareholders is dependent on the ability of the Company to generate FFO in excess of scheduled principal payments on indebtedness and capital expenditure requirements. FFO and the value of the Communities may be adversely affected by events or conditions which are beyond the Company's control, including an oversupply of apartments or a reduction in demand for apartments in the Company's markets, the cost of regulation, changes in tax laws, housing laws, increasing interest rate levels, and the unavailability of financing. FFO would be adversely affected if a significant number of residents were unable to pay rent or if apartments could not be rented on favorable terms. Significant expenditures associated with each equity investment in a Community (such as mortgage payments, if any, real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in a Community's rent revenue.

  OPERATING RISKS

     The Communities are subject to all operating risks common to apartment communities in general. Such risks include: (i) competition from other apartment communities and alternative housing, (ii) new construction of comparable properties or adverse economic conditions in the areas in which the Communities are located, either of which might adversely affect apartment occupancy or rental rates, (iii) increases in operating costs (including real estate taxes) due to inflation and other factors, which increases may not necessarily be offset by increased rents; (iv) inability or unwillingness of residents to pay rent increases, (v) future enactment of rent control laws or other laws regulating multifamily housing, including present and possible future laws relating to access by disabled persons; and (vi) disagreements with joint venture partners or real estate co-investors, if any. The local rental market may limit the extent to which rents may be increased in response to operating expense increases without decreasing occupancy rates. Historically, the Company has incurred increased operating expenses in the third calendar quarter due to planned increases in apartment unit turnover during such quarter. The Company's ability to make expected distributions to shareholders could be adversely affected by any of the above-described events.

  DEPENDENCE ON MEMPHIS, TENNESSEE MARKET

     As of July 31, 1997, approximately 21% of the apartment units in the Communities were located in the Memphis, Tennessee market. The Company's performance, therefore, may be linked to economic conditions in that market. Adverse developments in that market, including the risk factors described above, could adversely affect the Company's operating results.

  ILLIQUIDITY OF REAL ESTATE COULD ADVERSELY AFFECT THE PRICE AND TIMING OF SALES OF COMMUNITIES

     Real estate investments are relatively illiquid and, therefore, the Company's ability to vary its portfolio promptly in response to changes in economic or other conditions may be limited. The Operating Partnership has agreed that it will not sell or refinance Greenbrook Apartments, a 1,031-unit apartment community transferred to the Company by Robert F. Fogelman, a member of the Company's Board of Directors, in connection with the Company's formation, without the advance written consent of Mr. Fogelman, so long as he continues to own at least 217,500 Common Units. The Company also has agreed not to sell or refinance four other Communities without the advance written consent of certain limited partners of the Operating Partnership (including, with respect to one Community in addition to Greenbrook, Mr. Fogelman; all such limited partners being collectively referred to hereinafter as the "Taxable Partners") who continue to own in the aggregate at least 50% of the Common Units received on account of the transfer of the applicable Community in connection with the Company's formation. The Taxable Partners may withhold such consent in their sole discretion, precluding the sale or refinancing of such Communities, which could adversely affect the Company's liquidity or ability to take advantage of particular opportunities.

  BOND COMPLIANCE REQUIREMENTS MAY LIMIT INCOME FROM CERTAIN COMMUNITIES

     Nineteen of the Company's Communities have been financed with the proceeds of the issuance of tax-exempt bonds or HUD guaranteed loans and are subject to restrictive covenants or deed restrictions. The aggregate outstanding principal amount of such financing as of July 31, 1997 was approximately $97.1 million. Communities financed with the proceeds of tax-exempt bonds are subject to various restrictions and requirements, including a requirement that not less than 20% of the apartment units in each such Community be occupied by residents whose income does not exceed 80% of the median income for the area at all times during the period specified in the bond documents. The bond compliance requirements may have the effect of limiting the Company's income from affected Communities in the event the Company is required to lower its rental rates to attract residents meeting the qualification requirements. In the event that tax law requirements are not met, interest on the bonds could become subject to federal and state income tax, which would result in either an increase in the interest rate on such bonds or an early redemption of the bonds (which redemption could be at a premium).

  POSSIBLE LIABILITY RELATING TO ENVIRONMENTAL MATTERS

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of such substances, or the failure to properly remediate such substances, when released, may adversely affect occupancy of the Properties affected and the owner's ability to sell such real estate or to borrow using such real estate as collateral. In addition to investigation and clean-up actions brought by federal, state and local agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. The Company has not been notified by any governmental authority of any noncompliance, liability or other claim in connection with any of its Communities or developments, nor is the Company aware of any other material environmental condition with respect to any of the Communities.

     Each of the Communities has been subjected to a Phase I environmental site assessment ("ESA") (which does not involve invasive procedures, such as soil sampling or ground water analysis) by independent environmental consultants. Phase II testing (which involves invasive procedures) has been performed on two of the Company's Communities. These ESAs have not revealed any significant environmental liability that would have a material adverse effect on the Company's business. However, in connection with the ownership and operation of the Communities, the Company, the Operating Partnership, the Texas Operating Partnership or the Operating Subsidiaries, as the case may be, potentially may be liable for damages or cleanup, investigation or remediation costs.

     With the exception of two Communities, the ESAs completed prior to 1994 have been updated in connection with additional financings. Several of the ESAs indicated the presence of radon levels exceeding

Environmental Protection Agency ("EPA") approved levels. In each instance where sampling disclosed elevated radon levels, the owners of the affected Communities have taken the recommended remedial actions, and subsequent testing was done to confirm that the levels were brought to acceptable EPA levels. Unknown and unremediated radon levels at any Community could give rise to personal injury claims by residents and others. No assurances can be given that existing ESAs with respect to any of the Communities have revealed all environmental liabilities, that any prior owner of a Community did not create any material environmental condition not known to the Company, or that a material environmental condition does not otherwise exist as to any one or more of the Communities.

     Twenty of the Communities have asbestos-containing materials ("ACM") on or in insulation, floor and ceiling coverings. While the precise amounts of ACM contained in the Communities cannot be determined without incurring substantial expense, the Company believes, based on its review of the Phase I and Phase II environmental reports, that overall levels are low and that ACM at 12 of the Communities are non-friable. Friable ACM are contained in eight Communities and the Company believes that such ACM are subject to adequate maintenance programs. The ESAs do not recommend any remediation of ACM at any Community. However, there can be no assurance that the Company will not be required to remediate ACM in the future at significant expense, which could have a material adverse affect on the Company's ability to make distributions to shareholders.

  COMPLIANCE WITH OTHER LAWS.

     The Communities and any apartment community acquired or developed by the Company in the future must comply with Title III of the Americans with Disabilities Act (the "ADA") to the extent that such Communities are "public accommodations" and/or "commercial facilities" as defined by the ADA.
Compliance with the ADA requirements could require removal of structural barriers to handicapped access in certain public areas of the Communities, where such removal is readily achievable. The ADA does not, however, consider residential properties such as apartment communities to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as a leasing office, are open to the public. The Company believes that the Communities comply with all present requirements under the ADA and applicable state laws. Noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants.

     The Fair Housing Amendments Act of 1988 (the "FHA") requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the FHA could result in the imposition of fines or an award of damages to private litigants. The Company believes that the Communities that are subject to the FHA are in compliance with such law.

RISKS ASSOCIATED WITH DEBT FINANCING

     The Company currently uses and intends to continue using debt financing for acquisitions and development. Such debt financing may include permanent mortgage financing and the use of the Company's unsecured bank line of credit (the "Credit Line"). Payments of principal and interest on borrowings may leave the Company with insufficient cash resources to operate the Communities or pay distributions required to be paid in respect of the Series A Preferred Stock or in order for the Company to maintain its qualification as a REIT. The Board of Directors has adopted a policy limiting the Company's indebtedness to 60% of adjusted gross assets (defined as the gross tangible book value of the Company's assets, plus $10 million), but the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness, funded or otherwise, that the Company may incur. The Company's ratio of debt to adjusted gross assets was approximately 46% at July 31, 1997. The Board of Directors, without shareholder approval, can amend or modify its current policy on borrowing. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's FFO, cash flow and ability to make distributions to its shareholders; increase the risk of default on the Company's obligations and increase the risk of foreclosure on property securing debt.

     As of July 31, 1997, approximately $131.7 million of long-term fixed rate debt was recourse to the Operating Partnership. The Company has agreed to maintain $8.9 million of recourse debt in order to preserve the tax bases of the Taxable Partners (except Mr. Fogelman) in their Common Units. Upon the liquidation and dissolution of the Operating Partnership, the Taxable Partners (except Mr. Fogelman) have agreed to indemnify the Company for any deficiency in the repayment of such debt and contribute the amount of any such deficiency to the Operating Partnership as additional capital. Mr. Fogelman has personally guaranteed $12.6 million of long-term fixed rate non-recourse indebtedness in order to preserve his tax basis in his Common Units. The Company has agreed to maintain at least $12.6 million of such guaranteed non-recourse indebtedness for so long as Mr. Fogelman owns at least 285,250 Common Units. The Company has agreed to indemnify Mr. Fogelman and the other Taxable Partners for taxes, penalties and interest that may be incurred due to inadvertent prepayment of debt by the Company. The foregoing agreements require that the Company to maintain at least $21.5 million of indebtedness unless the appropriate Taxable Partners consent to the prepayment of such indebtedness or dispose of their Common Units, which could limit the Company's ability to control the terms of its mortgage financing or the Credit Line. The Company could be forced to dispose of certain Communities upon disadvantageous terms, which could result in losses to the Company and could adversely affect cash flow available for distribution to shareholders. Moreover, if a Community is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the Community could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company.

TAX RISKS

  TAX LIABILITIES AS A CONSEQUENCE OF THE FAILURE TO QUALIFY AS A REIT

     The Company operates and intends to continue to operate so as to qualify as a REIT for federal income tax purposes. The Company has not requested, and does not expect to request, a ruling from the Internal Revenue Service (the "Service") that it qualifies as a REIT. The continued qualification of the Company as a REIT will depend on the Company's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding capital stock, the nature of its assets, the sources of its income and the amount of its distributions to its shareholders. See "Federal Income
Tax Considerations."

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its resulting taxable income at regular corporate rates. Unless entitled to relief under certain provisions of the Code, the Company would be disqualified from treatment as a REIT for the four taxable years following the year during which the qualification was lost. As a result, the funds available for distribution to shareholders would be reduced substantially for each of the years involved. Although the Company currently intends to continue to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company's Board of Directors, with the affirmative vote of two-thirds of the outstanding shares of the Company's Common Stock, to revoke the Company's REIT election. See "Federal Income Tax Considerations".

  REIT MINIMUM DISTRIBUTION REQUIREMENTS

     In order to avoid corporate income taxation of the earnings it distributes, the Company generally is required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year and (iii) 100% of its undistributed income from prior years.

     The Company has made and intends to continue to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income will consist primarily of the Company's share of the income of the Operating Partnership, and the Company's cash available for distribution will consist primarily of the Company's share of cash distributions from the Operating Partnership. Differences in timing between the recognition of taxable income and the receipt of cash available for distribution due to the seasonality of the multi-family residential industry could require the Company, through the Operating Partnership, to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax.

     Distributions by the Operating Partnership will be determined by the Board of Directors of the Company, as the sole general partner of the Operating Partnership, and will be dependent on a number of factors, including the aggregate amount of the Operating Partnership's cash available for distribution, the Operating Partnership's financial condition, any decision by the Board of Directors to reinvest funds rather than to distribute such funds, the aggregate amount of capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. See "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements."

  CLASSIFICATION OF THE OPERATING PARTNERSHIP, THE TEXAS OPERATING PARTNERSHIP AND THE SUBSIDIARY PARTNERSHIPS FOR FEDERAL INCOME TAX PURPOSES; IMPACT ON REAL ESTATE INVESTMENT TRUST STATUS

     The Company has not requested, and does not expect to request, a ruling from the Service that the Operating Partnership, the Texas Operating Partnership or any Subsidiary Partnership (collectively, the "Property Partnerships") will be classified as partnerships for federal income tax purposes. If the Service were to challenge successfully the tax status of any Property Partnership as a partnership for federal income tax purposes, such Property Partnership would be taxable as a corporation. In such event, the Company would cease to qualify as a REIT for a variety of reasons. Furthermore, imposition of a corporate income tax on any Property Partnership would substantially reduce the amount of cash available for distribution to the Company and its shareholders. See "Federal Income Tax Considerations."

  OTHER TAX LIABILITIES

     Even if the Company qualifies as a REIT, the Company, any QRS, or any Property Partnership may be subject to certain federal, state, and local taxes on their income and property which could reduce operating cash flow.

POTENTIAL CONFLICTS OF INTEREST

     Holders of Class A Common Units may suffer different and more adverse tax consequences than the Company upon the sale of any of the Communities acquired upon formation of the Company or refinancing or prepayment of indebtedness associated with or secured by any of such Communities. Therefore, such holders, including Mr. Cates, Mr. Fogelman, and O. Mason Hawkins, who is also a member of the Board of Directors, may have different objectives from the Company regarding the appropriate pricing and timing of any refinancing or prepayment of indebtedness associated with such Communities or any sale of such Communities. The Company has exclusive authority as to whether and on what terms to sell or refinance or repay indebtedness related to an individual Community (except certain Communities described below), and the Company's bylaws provide that a majority of the Board of Directors, including a majority of the independent directors, may approve the sale or other disposition of a Community. However, Messrs. Cates, Fogelman and Hawkins may influence the remaining directors not to approve the sale of or refinancing of the indebtedness associated with a particular Community, even though such sale or refinancing might otherwise be financially advantageous to the Company, or may influence the Company to refinance the indebtedness associated with a particular Community and increase the level of debt. Moreover, as to five of the Communities acquired upon formation of the Company, the Operating Partnership has agreed that it will not sell such Communities or refinance the indebtedness associated with such Communities without the advance written consent of certain former owners thereof. Mr. Fogelman is one of those former owners. Such owners are likely to be motivated by tax reasons to withhold such consent, which would adversely affect the Operating Partnership's ability to take advantage of particular opportunities. Further, the Company is obligated to (i) maintain at least $12.6 million of non-recourse debt guaranteed by Mr. Fogelman so long as he continues to own 285,250 Common Units and (ii) maintain approximately $8.9 million of recourse debt in order to preserve the Taxable Partners' tax bases in their Common Units.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

     The Company's charter limits ownership of the Company's capital stock by any single shareholder to 9.9% of the aggregate value of the outstanding capital stock (the "Ownership Limit"). Shares acquired or transferred in breach of the Ownership Limit shall be deemed "Excess Shares" and shall be (i) held in trust for the exclusive benefit of the person(s) to whom such Excess Shares may later be transferred, (ii) subject to transfer at the direction of the Board of Directors, and (iii) subject to redemption at a price equal to the lesser of (a) the price paid by the holder of such Excess Shares or (b) the closing price per share of such shares on the New York Stock Exchange (the "NYSE") (which redemption price may be paid in Common Units). An individual who acquires Excess Shares bears the risk that, among other things, (i) he may lose control over the power to dispose of such Excess Shares, (ii) he may not be able to recognize the profit from the sale of such Excess Shares upon an increase in the market price thereof, and (iii) he may be required to recognize a loss from the sale of such Excess Shares upon a decrease in the market price thereof.

LIMITATIONS ON ACQUISITION AND CHANGE IN CONTROL

  OWNERSHIP LIMIT

     The Ownership Limit may have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors. See "Description of Capital Stock of the Company -- Ownership Limitations."

  STAGGERED BOARD OF DIRECTORS

     The Board of Directors has three classes of directors. The terms of the first, second and third classes will expire in 1998, 1999, and 2000, respectively. Directors in each class are elected for a three-year term. The staggered terms for directors may affect the shareholders' ability to change control of the Company even if a change in control were in the shareholders' interest. See "Description of Capital Stock of the Company -- Charter and Bylaw Provisions."

  PREFERRED STOCK

     The Company's Charter authorizes the Board of Directors to issue up to 5,000,000 shares of preferred stock and to establish the preferences and rights of any shares issued. The issuance of preferred stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest. Currently, 2,000,000 shares of the Company's 9.5% Series A Cumulative Preferred Stock (the "Series A Preferred Stock") are issued and outstanding. See "Description of Capital Stock of the Company -- Preferred Stock" and "-- Series A Preferred Stock."

  TENNESSEE ANTI-TAKEOVER STATUTES

     As a Tennessee corporation, the Company is subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Business Corporation Act (the "TBCA"), which impose certain restrictions and require certain procedures with respect to certain takeover offers and business combinations, including, but not limited to, combinations with interested shareholders and share repurchases from certain shareholders. These provisions may have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest. See "Description of Capital Stock of the Company -- Tennessee Anti-Takeover Statutes."

                                USE OF PROCEEDS

     The Company will contribute the net proceeds of any sale of the Offered Securities by the Company to the Operating Partnership in exchange for units of limited partnership interests having characteristics similar to those of the Offered Securities. Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of any Offered Securities will be used by the Company for general corporate purposes, which may include the acquisition and development of multifamily properties as suitable opportunities arise, the improvement of certain properties in the Company's portfolio and the repayment of certain then-outstanding secured or unsecured indebtedness.

                   CONSOLIDATED RATIO OF EARNINGS TO COMBINED
              FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS AND
                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratio of earnings to combined fixed charges and preferred stock distributions of the Company and for the predecessor to the Company prior to February 4, 1994:

                                                                                                   PERIOD ENDED
                                                     YEAR ENDED DECEMBER 31,                         JUNE 30,
                                            ------------------------------------------             ------------
                                              1992       1993       1994       1995       1996         1997
                                            ---------  ---------  ---------  ---------  ---------  ------------
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Distributions.........................      1.07x      1.32x      1.82x      1.50x      1.52x       1.48x
Ratio of Earnings to Fixed Charges......      1.07x      1.32x      1.82x      1.50x      1.57x       1.73x

     For the purpose of calculating the consolidated ratio of earnings to combined fixed charges and preferred stock distributions and the consolidated ratio of earnings to fixed charges, earnings consist of net income (loss) before gain on disposition of properties, extraordinary items and allocation to minority interests, plus fixed charges less capitalized interest. Fixed charges consist of interest expense, capitalized interest and amortization of deferred financing costs. Prior to 1996, the Company had not issued any Preferred Stock; therefore, for the years prior to 1996 the ratios of earnings to combined fixed charges and preferred stock distributions and the ratios of earnings to fixed charges are the same.

                          DESCRIPTION OF CAPITAL STOCK

     THE SUMMARY OF THE TERMS OF THE SHARES OF THE COMPANY'S CAPITAL STOCK SET FORTH BELOW DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AMENDED AND RESTATED CHARTER OF THE COMPANY AS FURTHER AMENDED, AND THE AMENDED AND RESTATED BYLAWS OF THE COMPANY, BOTH OF WHICH MAY BE FURTHER AMENDED FROM TIME TO TIME AND BOTH OF WHICH ARE INCORPORATED HEREIN BY REFERENCE.

GENERAL

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to shareholders for a vote.

COMMON STOCK

     Subject to such preferential rights granted by the Board of Directors in connection with the issuance of the Series A Preferred Stock and preferential rights as may be granted by the Board of Directors in connection with the future issuances of Preferred Stock, holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive ratably such dividends as may be declared in respect of the Common Stock by the Board of Directors in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of the Series A Preferred Stock and other shares of Preferred Stock which may be issued in the future. Holders of Common Stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for shareholder approval generally require a majority vote of the shares present and voting thereon. The outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     The Company is authorized to issue up to 5,000,000 shares of Preferred Stock in one or more series, with such designations, powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Tennessee law and as the Board of Directors may determine by adoption of an amendment to the Company's Charter without any further vote or action by the Company's shareholders. As of the date of this Prospectus, 2,000,000 shares of the Series A Preferred Stock were issued and outstanding, having the following rights, restrictions, limitations, preferences, and other attributes:

  THE SERIES A PREFERRED STOCK

     Maturity. The Series A Preferred Stock has no stated maturity and is not be subject to any sinking fund or mandatory redemption.

     Rank. The Series A Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, ranks (i) senior to all classes or series of Common Stock, and to all equity securities ranking junior to the Series A Preferred Stock, (ii) on parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company, and (iii) junior to all existing and future indebtedness of the Company. The term "equity securities" does not include convertible debt securities, which will rank senior to the Series A Preferred Stock.

     Dividends. Holders of the Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, preferential cumulative cash distributions at the rate of 9.5% per annum of the $25 liquidation preference per share (equivalent to a fixed annual amount of $2.375 per share).

     Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series A Preferred stock are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid distributions to the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series A Preferred Stock as to liquidation rights.

     Redemption. Except in certain circumstances relating to the preservation of the Company's status as a REIT, the Series A Preferred Stock is not redeemable prior to November 1, 2001. On and after such date, the Series A Preferred Stock will be redeemable for cash at the option of the Company, in whole or in part, at a redemption price of $25 per share, plus distributions accrued and unpaid to the redemption date (whether or not declared) without interest.

     Voting Rights. Holders of Series A Preferred Stock generally will have no voting rights except as required by law. However, whenever distributions on any shares of Series A Preferred Stock shall be in arrears for 18 or more months, the holders of such shares (voting separately as a class with all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company until all distributions accumulated on such shares of Series A Preferred Stock have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, certain changes to the terms of the Series A Preferred Stock that would be materially adverse to the rights of holders of the Series A Preferred Stock cannot be made without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Stock.

     Conversion. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

CHARTER AND BYLAW PROVISIONS

     Shareholders' rights and related matters are governed by the TBCA, the Company's Charter and its Bylaws. Certain provisions of the Charter and Bylaws of the Company, which are summarized below, may make it more difficult to change the composition of the Board of Directors and may discourage or make more difficult any attempt by a person or group to obtain control of the Company.

     VOTING REQUIREMENT. The Company's Charter may not be amended without the affirmative vote of at least a majority of the shares entitled to vote generally in the election of directors, voting as a single voting group. The Company's Bylaws may be amended by either the affirmative vote of a majority of all shares outstanding and entitled to vote generally in the election of directors, voting as a single group, or by an affirmative vote of a majority of the Board of Directors then holding office, unless the shareholders prescribe that any such bylaw may not be amended or repealed by the Board of Directors. Notwithstanding the foregoing, the Company cannot take any action intended to terminate its qualification as a REIT without the affirmative vote of at least two-thirds of the outstanding shares of Common Stock.

     SPECIAL MEETINGS. Under the Company's Bylaws, special meetings of the shareholders may be called by shareholders only if such shareholders hold outstanding shares representing more than 50% of all votes entitled to be cast on any issue proposed to be considered at any such special meeting.

     STAGGERED BOARD OF DIRECTORS. The Company's Board of Directors is divided into three classes of directors serving staggered three year terms. A majority of the directors must be persons who are not officers of the Company. The requirements for a majority of independent directors and the provisions for staggered terms of directors may not be changed without approval of a majority of the shareholders or by 80% of the members of the Board of Directors. Certain provisions of the Company's Charter, including the use of a staggered board, may render more difficult a change in control of the Company or removal of incumbent management.

     ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS. The Bylaws of the Company provide that with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders may be made only (i) by or at the direction of the Board of Directors, or (ii) by a shareholder who has complied with the advance notice procedures set forth in the Bylaws. In addition, with respect to any meeting of shareholders, nominations of persons for election to the Board of Directors may be made only (x) by or at the direction of the Board of Directors or (y) by any shareholder of the Company who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

     The advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

LIMITATION OF DIRECTORS' LIABILITY

     The Company's Charter eliminates, subject to certain exceptions, the personal liability of a director to the Company or its shareholders for monetary damages for breaches of such director's duty of care or other duties as a director. The Charter does not provide for the elimination of or any limitation on the personal liability of a director for (i) any breach of a director's duty of loyalty to the Company, (ii) acts or omissions which involve intentional misconduct or knowing violations of law, (iii) unlawful corporate distributions, or (iv) acts or omissions which involve transactions from which the director derived an improper personal benefit. The Charter of the Company further provides that if the TBCA is amended to authorize corporate action further eliminating or limiting the personal liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the TBCA, as amended. These provisions of the Charter will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder of the Company.

TENNESSEE ANTI-TAKEOVER STATUTES

     In addition to certain of the Company's Charter provisions discussed above, Tennessee has adopted a series of statutes which can have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the Common Stock.

     Under the Tennessee Investor Protection Act, unless a company's board of directors has recommended a takeover offer to shareholders no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within one year prior to the proposed takeover offer (unless the offeror, before making such purchase, has made a public announcement of his intention with respect to changing or influencing the management or control of the offeree company, has made a full, fair and effective disclosure of such intention to the person from whom he intends to acquire such securities and has filed with the Tennessee Commissioner of Commerce and Insurance (the "Commissioner") and the offeree company a statement signifying such intentions and containing such additional information as the Commissioner by rule prescribes), may offer to acquire any class of equity security of an offeree company pursuant to a tender offer if after the acquisition thereof the offeror would be directly or indirectly a beneficial owner of more than 10% of any class of outstanding equity securities of the company (a "Takeover Offer"). Such an offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a Takeover Offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If an offeror makes a Takeover Offer for less than all the outstanding equity securities of any class, and if the number of securities tendered is greater than the number the offeror has offered to accept and make for, the securities shall be accepted pro rata. If an offeror varies the terms of a Takeover Offer before its expiration date by increasing the consideration offered to offeree, the offeror shall make the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

     Under the Tennessee Business Combination Act, subject to certain exceptions, no Tennessee corporation may engage in any "business combination" with an "interested shareholder" for a period of five years following the date that such shareholder became an interested shareholder unless prior to such date the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder.

     "Business combination" is defined by the Tennessee Business Combination
Act as any (i) merger or consolidation; (ii) share exchange; (iii) sale, lease, exchange, mortgage, pledge or other transfer of assets representing 10% of more of (A) the aggregate market value of the corporation's consolidated assets, (B) the aggregate market value of the corporation's shares, or (C) the corporation's consolidated net income; (iv) issuance or transfer of shares from the corporation to the interested shareholder, (v) plan of liquidation of dissolution proposed by the interested shareholder, (vi) transaction or recapitalization which increases the proportionate share of any outstanding voting securities owned or controlled by the interested shareholder, or (vii) financing arrangement whereby any interested shareholder receives, directly or indirectly, a benefit except proportionately as a shareholder.

     "Interested shareholder" is defined as (i) any person that is the beneficial owner of 10% or more of the voting power of any class or series of outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation who at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of any class or series of the outstanding stock of the corporation. Consummation of a business combination that is subject to the five-year moratorium is permitted after such period when the transaction (a) (i) complies with all applicable charter and bylaw requirements and (ii) is approved by the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder, and (b) meets certain fair price criteria.

     The Tennessee Greenmail Act prohibits a Tennessee corporation from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price for such shares during the 30 trading days preceding the purchase and sale or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

OWNERSHIP LIMITATIONS

     For the Company to qualify as a REIT under the Code, among other things, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer shareholders (as defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that the Company continues to meet the requirements for qualification as a REIT, the Company's Charter, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, shares of the Company's capital stock in excess of the Ownership Limit. The Board of Directors may waive the Ownership Limit with respect to a shareholder if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT. Any transfer of capital stock or any security convertible into capital stock that would result in a direct or indirect ownership of capital stock by a shareholder in excess of the Ownership Limit or that would result in the failure of the Company to meet the requirements for qualification as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify as a REIT.

     Capital stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit shall be deemed Excess Shares held by such holder as agent on behalf of, and in trust for the exclusive benefit of the transferees (which may include the Company) to whom such capital stock may be ultimately transferred without violating the Ownership Limit. While the Excess Shares are held in trust, the holder thereof will not be entitled to vote, the Excess Shares will not be considered issued and outstanding for purposes of any shareholder vote or the determination of a quorum for such vote and, except upon liquidation, will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Shares prior to the discovery by the Company that capital stock has been transferred in violation of the Ownership Limitation shall be repaid to the Company upon demand.

     Excess Shares are further subject to transfer at the direction of the Board of Directors. If the Board of Directors directs a holder of Excess Shares to sell such Excess Shares, such holder shall pay the Company out of the proceeds of such sale all expenses incurred by the Company in connection with such sale plus any remaining amount of such proceeds that exceeds that amount paid by such holder for the Excess Shares.

     In addition, the Company will have the right, for a period of six months during the time any Excess Shares are held by the holder in trust, to redeem all or any portion of the Excess Shares from the holder for the lesser of the price paid for the capital stock by the holder or the market price (as determined in the manner set forth in the Company's charter) of the capital stock on the date the Company give notice of its intent to redeem such Excess Shares. The six month period begins on the date on which the Company receives written notice of the transfer or other event resulting in the classification of capital stock as Excess Shares.

     Each shareholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests in the Company as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The Ownership Limitation may have the effect of precluding acquisition of control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

OTHER MATTERS

     The transfer agent and registrar for the Company's Common Stock is AmSouth Bank of Alabama, Birmingham, Alabama.

     Pursuant to the TBCA, the Company cannot merge with or sell all or substantially all of the assets of the Company, except pursuant to a resolution approved by the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the resolution. In addition, the Partnership Agreement requires that any merger or sale of all or substantially all of the assets of or dissolution of the Operating Partnership be approved by the affirmative vote of a majority of the outstanding units.

                         DESCRIPTION OF DEBT SECURITIES

     CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS SET FORTH IN THE INDENTURE.

     The Debt Securities are to be issued under an Indenture, a copy of the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and incorporated herein by reference, subject to such supplements and amendments as may be adopted from time to time (each an "Indenture" and collectively, the "Indentures"). The Indentures will be executed by the Company and one or more trustees (each a "Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt

Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

     The Debt Securities will be direct and unsecured general obligations of the Company, unless otherwise provided in the Prospectus Supplement. As indicated in the applicable Prospectus Supplement, the Debt Securities may be either senior debt, senior to all future subordinated indebtedness of the Company and pari passu with other current and future unsecured, unsubordinated indebtedness of the Company, or, in the alternative, subordinated debt, subordinate in right of payment to current and future senior debt and pari passu with other future subordinated indebtedness of the Company. The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more Indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 3.1).

     The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 6.9). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 6.10), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

           1. the title of such Debt Securities (including whether they are senior debt or subordinated debt and whether they are convertible);

           2. the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

           3. the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

           4. the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

           5. the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for determining to whom interest payments will be made, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

           6. the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange, and where notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

           7. the period or periods within which, the price or prices at which, and the terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

           8. the obligation, if any, of the Company to redeem, repay, or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which, and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

           9. the price (stated as a percentage of par or the stated principal amount of the Debt Securities) at which such Debt Securities will be issued and, if other than 100% of the stated principal amount thereof, the portion of the stated principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the stated principal amount of such Debt Securities which is convertible into shares of Common Stock, Preferred Stock or Debt Securities of another series, or the method by which any such portion shall be determined;

          10. if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          11. whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          12. any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the Indenture;

          13. whether such Debt Securities will be issued in certificated or book-entry form;

          14. whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          15. the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the Indenture;

          16. if such Debt Securities are to be issued upon the exercise of Debt Securities Warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

          17. the terms, if any, upon which Debt Securities may be convertible into Common Stock, Preferred Stock or Debt Securities of another series of the Company, and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

          18. if convertible, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Common Stock, Preferred Stock or other capital stock of the Company into which such Debt Securities are convertible;

          19. whether and under what circumstances the Company will pay additional amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

          20. the terms, if any, upon which such Debt Securities will be subordinate to other debt of the Company; and

          21. any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 3.1)

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or may bear no interest or may bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). Special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     The Indenture does not contain any other provision that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. However, restrictions on ownership and transfers of the Company's Common Stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of the Capital Stock of the Company." Reference is made to the applicable Prospectus Supplement for information with respect to any deletion from, modification of or addition to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 3.2).

     Unless otherwise described in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the transfer record maintained in respect of such series of Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections
3.5 and 3.7).

     Any interest not punctually paid or duly provided for on any interest payment date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series shall be surrendered for conversion (if applicable) or registration of transfer thereof at the corporate trust office of the Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 3.5). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 10.2).

     Neither the Company nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid (Section 3.5).

MERGER, CONSOLIDATION OR SALE

     The Company, without the consent of the Holders of any of the Debt Securities, may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided that (a) either the Company shall be the continuing corporation or, the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred and be continuing; and
(c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 8.1 and 8.3).

CERTAIN COVENANTS

     EXISTENCE. Except as permitted under "Merger, Consolidation or Sale," the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; PROVIDED, HOWEVER, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holders of the Debt Securities (Section 10.6).

     MAINTENANCE OF PROPERTIES. The Company will cause all of its properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Company and its subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 10.7).

     INSURANCE. The Company will, and will cause each of its subsidiaries to, keep all of its insurable properties insured against loss or damage in accordance with industry practices and with insurers of recognized responsibility and of suitable financial stability (Section 10.8).

     PAYMENT OF TAXES AND OTHER CLAIMS. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary; PROVIDED, HOWEVER, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 10.9).

     PROVISION OF FINANCIAL INFORMATION. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the
"Financial Statements") if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such section; and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any holder of Debt Securities (Section 10.10).

     ADDITIONAL COVENANTS. Any additional covenant of the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity or in the deposit of any sinking fund payment when and as due by the terms of any Debt Security; (c) default in the performance of any other covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (d) default in the payment of an aggregate principal amount not less than $10,000,000 of any evidence of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (e) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or for substantially all of its properties; and (f) any other Event of Default provided with respect to a particular series of Debt Securities (Section 5.1).

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of the series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than 25% in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 5.2). The Indenture also provides that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provisions contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby (Section 5.13).

     The Trustee is required to give notice to the holders of Debt Securities within 60 days of a default under the Indenture; PROVIDED, HOWEVER, that the Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 6.2).

     The Indenture provides that no holder of Debt Securities of any series may institute any proceeding, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series as well as an offer of reasonable indemnity (Section 5.7). This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 5.8).

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holder of any series of Debt Securities then outstanding under the Indenture, unless such holder shall have offered to the Trustee reasonable security or indemnity (Section 6.3). The holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein (Section 5.12).

     Within 120 days after the close of each fiscal year, the Company must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 10.11).

MODIFICATION OF THE INDENTURE

     Modifications of and amendments to the Indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities which are affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby,
(a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the majority thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security;
(c) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder, or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security (Section 9.2).

     The Holders of not less than a majority in principal amount of each series of Outstanding Debt Securities have the right to waive compliance by the Company with certain covenants in the Indenture (Section 10.13).

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture;
(iii) to add Events of Default for the benefit of the holders of all or any series of Securities; (iv) to add or change any provision of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, PROVIDED that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provision of the Indenture, PROVIDED that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture, by more than one Trustee; (ix) to cure any ambiguity, correct or supplement any provision which may be defective or inconsistent or make any other provisions with respect to matters or questions arising under the Indenture, PROVIDED that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, PROVIDED that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect (Section 9.1).

     The Indenture provides that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to
Section 3.1 of the Indenture; and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded (Section 3.1).

     The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series (Section 15.1). A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 15.2). Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum (Section 15.4).

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting; and
(ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 15.4).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company may discharge certain obligations to holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be (Section 4.1).

     The Indenture provides that, if the provisions of Article Fourteen thereof are made applicable to the Debt Securities of or within any series pursuant to
Section 14.4 of the Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 14.2) or (b) to be released from its obligations with respect to such Debt Securities under Section 10.4 to 10.10, inclusive, of the Indenture (being the restrictions described under "Certain Covenants") or, if provided pursuant to Section 3.1 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("Covenant Defeasance") (Section 14.3), in either case upon the irrevocable deposit by the Company with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Governmental Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 14.4).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by the bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 1.1).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 14.5 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 14.5). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium if any) and interest on any Debt Security that is payable in foreign currency that ceases to be used by its government of issuance shall be made in U. S. dollars (Section 1.1).

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 10.4 to 10.10, inclusive, of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provision described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock, Preferred Stock or Debt Securities of another series will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock, Preferred Stock or Debt Securities of another series, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities. To protect the Company's status as a REIT, a Holder may not convert any Debt Security, and such Debt Security shall not be convertible by any holder, if as a result of such conversion any person would then be deemed to own, directly or indirectly, more than 9.9% in value Company's outstanding capital stock.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

                       DESCRIPTION OF SECURITIES WARRANTS

     The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Securities Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders of beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and the Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant certificates relating to each series of Securities Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants.

     If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (1) the offering price; (2) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants;
(3) the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Debt Securities; (4) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities will be transferable separately; (5) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities shall commence and the date on which such right shall expire (the "Expiration Date"); (6) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expires (the "Expiration Date"); (7) whether the Securities Warrants will be issued in registered or bearer form; (8) all material United States federal income tax consequences; (9) the terms, if any, on which the Company may accelerate the date by which the Securities Warrants must be exercise; and (10) any other material terms of such Securities Warrants.

     In the case of Securities Warrants for the purchase of Preferred Stock of Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (1) the offering price; (2) the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Stock, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants;
(3) the designation and terms of any series of Preferred Stock with which such

Securities Warrants are being offered and the number of such Securities Warrants being offered with such Preferred Stock; (4) the date, if any, on and after which such Securities Warrants and the related series of Preferred Stock or Common Stock will be transferable separately; (5) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date; (6) any special United States federal income tax consequences; and (7) any other material terms of such Securities Warrants.

     Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicted in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock or Common Stock, including the right to receive payments of dividends, if any, on such Preferred Stock or Common Stock, or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

     Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Stock or Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

     Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate as exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENT

     The Warrant Agreements may be amended or supplemented without consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

ADJUSTMENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including, (i) payment of a dividend on the Common Stock payable in shares of Common Stock and stock splits, combinations or reclassification of Common Stock; (ii) issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase shares of Common Stock at less than their current market price (as defined in the Warrant Agreement for such series of Common Stock Warrants); and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Common Stock) or of subscription rights and warrants (excluding those referred to above).

     No adjustment in the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will be made for regular or quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will not be adjusted for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

     In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock); (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company; or (iii) reclassification, capital reorganization or change of the Common Stock (other than solely a change in par value or from par value to no par value), then any holder of a Common Stock Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Stock Warrant the kind and amount of shares of stock or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Stock Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Stock Warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Stock Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Common Stock.

                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTORY NOTES

     The following summary of material federal income tax considerations that may be relevant to a prospective holder of the Offered Securities is based on current law, is for general information only and is not tax advice. The discussion contained herein does not purport to deal with all aspects of taxation that may be relevant to particular security holders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

     The statements in this discussion are based on current provisions of the Code, existing, temporary and currently proposed Treasury regulations promulgated under the Code ("Treasury Regulations"), the legislative history of the Code, existing administrative rulings and practices of the Service and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes. As used in this section, the term "Company" refers solely to Mid-America Apartment Communities, Inc.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     GENERAL. The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code effective for its short taxable year ending on December 31, 1994. The Company believes that, commencing with its 1994 taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT. See "Failure to Qualify" below.

     Baker, Donelson, Bearman & Caldwell has acted as tax counsel to the Company. The Company has obtained an opinion of Baker, Donelson, Bearman & Caldwell as to its REIT qualification. Continued qualification and taxation as a REIT will depend on the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and stock ownership, the various qualification tests imposed under the Code discussed below. No assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Federal Income Tax Considerations -- Failure to Qualify".

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retrospectively.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from investment in a corporation. Notwithstanding its REIT election, however, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its undistributed items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then, to the extent of such asset's "built-in" gain (i.e. the excess of the fair market value of such property at the time of acquisition by the Company over the adjusted basis of such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in" gain assume that the Company would have an election pursuant to IRS Notice 88-19 if it were to make any such acquisition.

     REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more directors or trustees;
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule"); and (vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company has issued sufficient shares of Common Stock and Preferred Stock with sufficient diversity of ownership to allow the Company to satisfy requirements (v) and (vi). In addition, the Company's Charter contains restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. See "Description of the Capital Stock of the Company -- Ownership Limitations."

     For purposes of determining Share Ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code Section 401(a), however, generally is not considered an individual and the beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

     The Company currently has eight corporate subsidiaries and may have additional corporate subsidiaries in the future. Code Section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which has been owned by the REIT from the commencement of such corporation's existence. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction and credit of the Company. The Company's corporate subsidiaries are "qualified REIT subsidiaries".

     In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests (as discussed below). Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership, the Texas Operating Partnership and the Subsidiary Partnerships shall be treated as assets, liabilities and items of the Company for purposes of applying the requirements described herein.

     INCOME TESTS. In order to maintain qualification as a REIT, there are requirements relating to the Company's gross income that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, not more than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property). For purposes of applying the 30% gross income test the holding period of Communities held by Operating Partnership on the date of the Initial Offering will be deemed to have commenced on such date.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a resident will not qualify as "rents from real property" if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such resident (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property", the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant".
The Company does not charge, and does not anticipate charging, rent for any portion of any Property that is based in whole or in part on the income or profits of any person, and the Company does not receive, and does not anticipate receiving, any rents from Related Party Tenants. The Company does not anticipate that rent attributable to personal property leased in connection with any lease of real property will exceed 15% of total rent received under such lease. The Operating Partnership provides certain services with respect to the Communities and with respect to the Communities of the Subsidiary Partnerships.

     The Operating Partnership receives fees in consideration of the performance of management, landscaping and administrative services with respect to properties that are not wholly owned, directly or indirectly, by the Operating Partnership. A portion of such fees generally will not qualify under the 75% or 95% gross income tests. The Company will also receive certain other types of non-qualifying income, such as income from coin-operated laundry machines and income from corporate and guests apartments. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

     It is possible that, from time to time, the Company or a Property Partnership will enter into hedging transaction with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that the Company or a Property Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test. Furthermore, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company or a Property Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income

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
tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return and any income information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

     ASSET TESTS. At the close of each quarter of its taxable year, the Company must also satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets" or, in cases where the Company raises new capital through shares or long-term (at least five years) debt offerings, temporary investments in shares or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate asset" includes interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property and shares of other REITS. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the Operating Partnership any Subsidiary Partnership or the stock of a qualified REIT subsidiary as defined by Section 856(i) of the Code).

     The Company believes that, at all relevant times (i) at least 75% of the value of its total assets has been and will continue to be represented by real estate assets, cash and cash items (including receivables) and government securities and (ii) it has not owned and will not own any securities that do not satisfy the 75% asset test. In addition, the Company does not intend to acquire or to dispose of, or cause any Property Partnership to acquire or to dispose of, assets in the future in a way that would cause it to violate either asset test.

     If the Company should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by an acquisition of nonqualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT and avoid corporate income taxation of the earnings that it distributes, is required to distribute distributions (other than capital gain distributions) to its shareholders in an amount at least equal to (i) the sum of (A) 95% of the Company's "REIT taxable income" (computed without regard to the distributions paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during

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
each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

     The Company has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, the Operating Partnership may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company' deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay interest to the Service based upon the amount of any deduction taken for deficiency dividends.

     SPECIAL DISTRIBUTION REQUIREMENT. Applicable Treasury Regulations generally provide that, in the case of a corporation, such as the Company, that succeeds to earnings and profits accumulated during a non-REIT taxable year, such a corporation is eligible to elect to be taxed as a REIT for a taxable year only if, as of the close of that taxable year, it has distributed such non-REIT earnings and profits. Accordingly, to elect to be taxed as a REIT it was necessary for the Company to distribute, on or before December 31, 1994, the full amount of its current and accumulated earnings and profits attributable to the operations of The Cates Company prior to its merger with and into the Company. The Cates Company satisfied this requirement by distributing all current and accumulated earnings and profits up to and including the date of its merger with and into the Company to its shareholders immediately prior to the consummation of such merger.

     ANNUAL RECORD KEEPING REQUIREMENT. Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares. The Company has complied and will continue to comply with such requirements.

     FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the distributions received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

     REAL ESTATE INVESTMENT TRUST SIMPLIFICATION ACT. On August 5, 1997, President Clinton signed into law the Taxpayer Relief Act of 1997 (the "TRA"). Included as part of that legislation was the Real Estate Investment Trust Simplification Act ("REITSA"), comprising Sections 1251 through 1263 of the TRA. The provisions of REITSA are effective for taxable years beginning after the date of enactment. Therefore the provisions shall apply to the Company beginning with its 1998 taxable year.

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
     Under REITSA, a REIT may now receive income from impermissible services at a given property in an amount of up to one percent of the total income of such property, provided that the amount of any such impermissible service shall be not less that 150% of the cost to the REIT in rendering or furnishing such service. This provision is intended to permit a REIT to receive a de minimus amount of impermissible income from each of its properties.

     Moreover, REITSA repeals the prior requirement that no more than 30% of a REIT's gross income be derived from gain on the sale of stock or securities held for less than one year, dealer property that is not foreclosure property, and certain property held for less than four years.

     Subject to limited exceptions, distributions of a REIT are now treated as being made first out of the earliest accumulated earnings and profits of the REIT and any C corporation predecessor, rather than out of the the most recently accumulated earnings and profits.

     Other provisions of REITSA benefiting REITs generally are (i) the inclusion of payments under certain interest rate swaps, futures contracts and other hedging instruments as qualifying income, (ii) the treatment of any wholly owned subsidiary as a qualified REIT subsidiary, notwithstanding the fact that it might not have always been owned by the REIT, (iii) the imposition of a $25,000 fine ($50,000 in the event of intentional disregard) for failure to issue a shareholder demand letter, rather than loss of REIT status, and (iv) the granting of a tax credit to REIT shareholders for taxes by the REIT on undistributed capital gains.

TAXATION OF SHAREHOLDERS

  TAXATION OF TAXABLE U.S. SHAREHOLDERS.

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of Common Stock or Preferred Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares of stock have been held for one year or less) assuming the shares of stock are capital assets in the hands of the shareholder. In addition, any distribution declared by the Company in October, November or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

     Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the shareholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of stock (or distributions treated as such) will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify shareholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

  TAXATION OF SHAREHOLDERS ON THE DISPOSITION OF THE COMMON OR PREFERRED STOCK.

     In general, any gain or loss realized upon a taxable disposition of the stock by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the shares of stock have been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of shares of stock by a shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of stock may be disallowed if other shares of stock are purchased within 30 days before or after the disposition.

  CAPITAL GAINS AND LOSSES.

     A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%, and the tax rate on net capital gains applicable to individuals is 28% for capital assets held for less than 18 months and 20% for capital assets held for at least 18 months. Thus, the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

  INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING.

     The Company will report to its U.S. shareholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. The Service issued proposed regulations in April 1996 regarding the backup withholding rules as applied to Non-U.S. Shareholders. These proposed regulations would alter the current system of backup withholding compliance and are proposed to be effective for distributions made after December 31, 1997. See "Federal Income Tax Considerations -- Taxation of Non-U.S. Shareholders."

  TAXATION OF TAX-EXEMPT SHAREHOLDERS.

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7),
(9), (17) and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's stock is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's stock only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust and (iii) either (A) one pension trust owns more than 25% of the value of the Company's shares or (B) a group of pension trusts individually holding more than 10% of the value of the Company's shares collectively own more than 50% of the value of the Company's shares.

  TAXATION OF NON-U.S. SHAREHOLDERS.

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON OR PREFERRED STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

     Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and are not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the stock is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a non-U.S. corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. The Service issued proposed regulations is April 1996 that would modify the manner in which the Company complies with the withholding requirements. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares of stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's stock, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares of stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, a Non-U.S. Shareholder can file a claim for refund with the Service for the overwithheld amount to the extent it is determined subsequently that such distribution was, in fact, in excess of the current and accumulated earnings and profits of the Company.

     In August 1996, the U.S. Congress passed the Small Business Job Protection Act of 1996, which requires the Company to withhold 10% of any distribution in excess of its current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of his shares of stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. Because the stock is publicly traded, no assurance can be given that the Company is or will be a "domestically controlled REIT." In addition, a Non-U.S. Shareholder that owns, actually and constructively, 5% or less of the Company's shares throughout a specified "look-back" period will not recognize gain on the sale of his shares taxable under FIRPTA if the shares are traded on an established securities market. Finally, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the stock is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the stock were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

OTHER TAX CONSIDERATIONS

     The Company, the QRSs, the Property Partnerships and the Company's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

TAX ASPECTS OF THE PROPERTY PARTNERSHIPS

     The following discussion summarizes certain federal income tax considerations applicable to the Company's direct or indirect investment in the Property Partnerships. The discussion does not cover state or local tax laws or any Federal tax laws other than income tax laws.

  CLASSIFICATION AS A PARTNERSHIP

     The Company is entitled to include in its income its distributive share of the Property Partnerships' income and to deduct its distributive share of the Property Partnerships' losses only if the Property Partnerships are classified for Federal income tax purposes as partnerships rather than as associations taxable as corporations. An entity will be classified as a partnership, rather than as a corporation or an association taxable as a corporation for federal income tax purposes if the entity (i) is treated as a partnership under Treasury Regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (ii) is not a "publicly traded" partnership.

     In general, under the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Operating Partnership, the Texas Operating Partnership and all but one of the Subsidiary Partnerships, will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (iii) neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. The Property Partnerships in existence prior to January 1, 1997 reasonably claimed partnership classification under the Treasury regulations relating to entity classification in effect prior to January 1, 1997 and such classification should be respected for federal income tax purposes. The Property Partnerships intend to continue to be classified as partnerships for federal income tax purposes and no Property Partnership will elect to be treated as an association taxable as a corporation under the Check-the-Box Regulations.

     Notwithstanding the Operating Partnership's classification as a partnership, the Operating Partnership could be treated as a corporation for federal income tax purposes if it were a "publicly traded partnership"
("PTP") within the meaning of Section 7704 of the Code. Under Section 7704 of the Code, a partnership is classified as a PTP if interests in the partnership are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. If so classified, the PTP is taxable as a corporation unless it qualifies for a special "90% qualifying income exception" in Section 7704(c) of the Code. Under that exception, a PTP is not subject to corporate-level tax if 90% or more of its gross income consists of dividends, interest, "rents from real property" (as that term is defined for purposes of the REIT rules, with certain modifications), gain from the sale or other disposition of real property, and certain other types of income. If the PTP fails to meet the 90% qualifying income exception for a taxable year, and (i) the IRS determines that the failure was inadvertent, (ii) the partnership takes steps to once again comply with the 90% qualifying income exception, and (iii) the partnership makes sure adjustments or payments (including with respect to the partners) as may be required by the IRS, then the partnership will be treated as continuing to satisfy the 90% qualifying income exception.

     The Regulations under Section 7704 (the "PTP Regulations") provide rules for determining whether a partnership is a PTP and provide certain safe harbors which, if satisfied, preclude a partnership from being so classified. However, under a special transitional rule in the PTP Regulations, a partnership that was actively engaged in an activity before December 4, 1995 is not subject to the PTP Regulations, but rather may comply with the requirements of IRS Notice 88-75, for all taxable years beginning on or before December 31, 2005, provided that the partnership does not add a substantial new line of business that does not give rise to qualifying income. Under a "private placement" safe harbor contained in IRS Notice 88-75, a partnership is not classified as a PTP if none of he interests therein was issued in a transaction registered under the Securities Act of 1933 and the partnership at all times does not have more than 500 partners (taking into account for this purpose the beneficial owners of interests in any upper-tier partnerships, S corporations or grantor trust that own an interest in the subject partnership).

     The Operating Partnership has been, and will be, in the business of owning and leasing real property before December 4, 1995 and thereafter through the date of the closing of the Offering. Thus, it should qualify for transitional relief, and be subject to IRS Notice 88-75, provided it is not deemed to have added a "substantial new line of business" that gives rise to nonqualifying income. Assuming the Operating Partnership is not considered to have added a substantial new line of business in connection with the Transaction, it will satisfy the private placement safe harbor of IRS Notice 88-75 because it will have fewer than 500 partners (determined after looking through upper-tier pass-through entities).

     If the Operating Partnership is or becomes subject to the PTP Regulations by reason of adding a substantial new line of business, it will not satisfy the private placement safe harbor of such regulations because such safe harbor requires, among other things, that the partnership have no more than 100 partners. The Operating Partnership presently has, and is expected to have in the future, more than 100 partners. Moreover, the Operating Partnership may not be able to satisfy any other safe harbor of the PTP Regulations. Consequently, there is a risk that the ability of holders of Class A Common Units to exchange their Class A Common Units for shares of Common Stock could cause the interests in Operating Partnership to be viewed as readily tradable on a secondary market or the substantial equivalent thereof. In the event, although the Operating Partnership would be classified as a PTP, Counsel is of the opinion that the Operating Partnership would satisfy the 90% qualifying income exception and therefore be exempt from corporate-level tax. However, under Section 469(k) of the Code, the partners of Operating Partnership would be required to apply the passive loss limitations of Section 469 separately to the income and loss from the Operating Partnership, even though it satisfies the 90% qualifying income exception.

     In rendering its opinion that the Operating Partnership will be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation, and that the Operating Partnership, if it were classified as a publicly traded partnership, would satisfy the 90% qualifying income exception of Section 7704(c) of the Code, Counsel has relied on the following factual representations made by the Operating Partnership:

          1. The Operating Partnership operate in accordance with Tennessee law, the Partnership Agreement, and the statements and representations made in this Prospectus.

          2. No Units will be traded on an established securities market or issued in a transaction registered under the Securities Act of 1933, and the Operating Partnership will at no time have more than 500 Partners (determined by treating as a Partner each person indirectly owning an interest through a partnership, a grantor trust, or an S corporation).

          3. Certain representations regarding the nature and type of the Operating Partnership's expected sources of income.

     The Company has obtained an opinion of Baker, Donelson, Bearman & Caldwell that each Property Partnership will be classified as a partnership for federal income tax purposes and not as a corporation or an association taxable as a corporation or as a publicly traded partnership.

     If for any reason the Operating Partnership were to be taxable as a corporation, rather than as a partnership, for Federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. See "Requirements for Qualification (Income Test)" and "Requirements for Qualification (Asset Tests)." If the Texas Operating Partnership or a Subsidiary Partnership were to be taxable as a corporation for tax purposes, the Company may cease to qualify as a REIT because the value of the Company's ownership interest in such partnership would exceed 10% of the partnership's voting interests. See "Requirements for Qualification Asset Tests." In addition, any change in a Property Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "Requirements for Qualification -- Annual Distribution Requirements." Further, items of income and deduction of such Property Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the Property Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the partnership's taxable income.

INCOME TAXATION OF THE PROPERTY PARTNERSHIPS AND THEIR PARTNERS

  PARTNERS, NOT THE PARTNERSHIP, SUBJECT TO TAX

     A partnership is not a taxable entity for federal income tax purposes. Rather, the Company will be required to take into account its allocable share of a Property Partnership's income, gains, losses, deductions, and credits for any taxable year of the Property Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from the Property Partnership.

  PARTNERSHIP ALLOCATIONS

     Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interest in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.

  TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES

     Pursuant to Section 704(c) of the Code, income, gain loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by Section 704(c) of the Code and outlining two reasonable allocation methods. Under the Partnership Agreement, the Company, as general partner of the Operating Partnership, in its sole discretion may select a method of making Code Section 704(c) allocations. The application of Section 704(c) to the Operating Partnership is not entirely clear and may be affected by Treasury Regulations promulgated in the future.

  BASIS IN PARTNERSHIP INTEREST

     The Company's adjusted tax basis in its partnership interest in a Property Partnership generally is equal to (i) the amount of cash and the basis of any other property contributed to the partnership by the Company; (ii) increased by
(A) its allocable share of the partnership's income and (B) its allocable share of indebtedness of the partnership and (iii) reduced, but not below zero, by (I) the Company's allocable share of the Property Partnership's loss and (II) the amount of cash distributed to the Company and by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Property Partnership.

     If the allocation of the Company's distributive share of a Property Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Property Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis before zero. To the extent that a Property Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Property Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such construction distributions) constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and, if the Company's partnership interest in a Property Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distribution will constitute long-term capital gain.

  DEPRECIATION DEDUCTIONS.

     To the extent that Communities have been or will be acquired in exchange for cash, the initial basis in the Communities for federal income tax purposes generally was or will be equal to the price paid to acquire the Communities. The Property Partnerships depreciate such depreciable property for federal income tax purposes under either the modified accelerated cost recovery system of depreciation ("MACRS") or the alternative depreciation system of depreciation ("ADS"). The Property Partnerships use MACRS for the furnishings and equipment in the Communities. Under MACRS, the Property Partnerships generally depreciate furnishings and equipment in service during the last three months of a taxable year. A mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. The Property Partnerships use ADS for the buildings and improvements comprising the Communities. Under ADS, the Property Partnerships generally depreciate such buildings and improvements over a 40-year recovery period using a straight line method and a mid-month convention. However, to the extent that the Operating Partnership acquired the Initial Properties in exchange for units of limited partnership interest, the Operating Partnership's initial basis in the Initial Properties for federal income tax purposes is the same as the selling partnership's basis in the Initial Properties on the date of acquisition. The Operating Partnership depreciates such depreciable property for Federal income tax purposes under the same methods previously used by the selling partnerships.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters or dealers for public offering and sale by them in syndicated or non-syndicated public offerings or distributions, block trades, or otherwise, or may sell the Offered Securities to investors directly or through designated agents. Any such underwriter, dealer or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as agents to offer and sell the Offered Securities upon the terms and conditions set forth in any Prospectus Supplement. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and/or from the purchasers for whom they may act as agent. The Company may, from time to time, offer and sell the Offered Securities directly to dealers, for their own account, utilizing any of the pricing mechanisms described in the first sentence of this paragraph.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them from the Company or from purchasers of the Offered Securities and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     Offers to purchase the Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities will be named, and any commissions payable by the company to such agent will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

     If an underwriter or underwriters are utilized in the sale of Offered Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, in any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Offered Securities.

     If a dealer is utilized in the sale of the Offered Securities, the Company will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto.

     Offers to purchase the securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction prices, if utilized, will be described in the Prospectus Supplement relating thereto.

     Agents, underwriters and dealers may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and any such agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Such Contracts will be subject to only those conditions set forth in the Prospectus Supplement. Each Contract will be for an amount not less than, and the principal amount of Offered Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to Contracts accepted by the Company.

                                    EXPERTS

     The Consolidated Financial Statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     The validity of the issuance of the Offered Securities offered pursuant to this Prospectus or any Prospectus Supplement will be passed upon for the Company by Baker, Donelson, Bearman & Caldwell, Memphis, Tennessee. In addition, the description of federal income tax consequences contained in the section of the Prospectus entitled "Federal Income Tax Considerations" is based on the opinion of Baker, Donelson, Bearman & Caldwell.

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE IN THIS PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES TO WHICH THEY RELATE, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS, NOR ANY SALE OR OFFER MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                           SUMMARY TABLE OF CONTENTS

                                           PAGE
                                           ----
         PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary...........   S-1
Risk Factors............................   S-11
Use of Proceeds.........................   S-12
Capitalization..........................   S-13
Description of Series B Preferred
  Stock.................................   S-14
Certain Federal Income Tax
  Considerations........................   S-19
Underwriting............................   S-22
Experts.................................   S-22
Legal Matters...........................   S-23
Incorporation of Certain Documents by
  Reference.............................   S-23

               PROSPECTUS
Available Information...................    2
Incorporation of Certain Documents by
  Reference.............................    2
Prospectus Summary......................    4
Risk Factors............................    7
Use of Proceeds.........................    12
Consolidated Ratio of Earnings to
  Combined Fixed Charges and Preferred
  Stock Distributions and Consolidated
  Ratio of Earnings to Fixed Charges....    13
Description of Capital Stock............    14
Description of Debt Securities..........    18
Description of Securities Warrants......    28
Federal Income Tax Considerations.......    30
Plan of Distribution....................    43
Experts.................................    44
Legal Matters...........................    44

                                1,875,000 SHARES

                                  MID-AMERICA
                                   APARTMENT
                               COMMUNITIES, INC.
                           8 7/8% SERIES B CUMULATIVE
                                PREFERRED STOCK

                            ------------------------

                             PROSPECTUS SUPPLEMENT
                            ------------------------

                         MORGAN KEEGAN & COMPANY, INC.
                              J.C. BRADFORD & CO.
                        RAYMOND JAMES & ASSOCIATES, INC.

                               November 14, 1997